Exhibit 10.1

$1,000,000,000

UNSECURED REVOLVING CREDIT AGREEMENT

Dated as of December 29, 2016

among

T-MOBILE US, INC.,

as Parent,

T-MOBILE USA, INC.,

as Borrower,

DEUTSCHE TELEKOM AG,

as a Lender,

the other Lenders party hereto from time to time,

and

DEUTSCHE TELEKOM AG,

as Administrative Agent.

1

5.6.	Litigation	44
5.7.	No Default	44
5.8.	Ownership of Property; Liens, etc.	44
5.9.	[Reserved]	44
5.10.	Taxes	44
5.11.	Federal Regulations	44
5.12.	[Reserved]	44
5.13.	[Reserved]	44
5.14.	Investment Company Act	45
5.15.	[Reserved]	45
5.16.	Use of Proceeds	45
5.17.	[Reserved]	45
5.18.	Accuracy of Information, etc.	45
5.19.	[Reserved]	45
5.20.	Solvency	45
5.21.	Maintenance of Properties	45

SECTION 6.	CONDITIONS PRECEDENT	45

6.1.	Conditions to the Closing Date	45
6.2.	Conditions to Each Extension of Credit	46
6.3.	Confirmation by Agent and Lenders	46

SECTION 7.	AFFIRMATIVE COVENANTS	47

7.1.	Financial Statements	47
7.2.	[Reserved]	47
7.3.	Payment of Obligations	47
7.4.	Maintenance of Existence; Compliance	47
7.5.	[Reserved]	48
7.6.	[Reserved]	48
7.7.	Notice of Event of Default	48
7.8.	[Reserved]	48
7.9.	Notice of Material Subsidiary	48
7.10.	New Subsidiaries and Guarantors	48
7.11.	Further Assurances.	48
7.12.	Compliance Certificates	48

SECTION 8.	NEGATIVE COVENANTS	49

8.1.	[Reserved]	49
8.2.	[Reserved]	49
8.3.	Liens	49
8.4.	Investments	49
8.5.	Disposition of Property	49

SECTION 9.	EVENTS OF DEFAULT	50

9.1.	Events of Default	50
9.2.	Basket Overage	52

SECTION 10.	THE ADMINISTRATIVE AGENT	53

10.1.	Appointment	53
10.2.	Delegation of Duties	53
10.3.	Exculpatory Provisions	53
10.4.	Reliance by Administrative Agent	53
10.5.	Notice of Default	54
10.6.	Non Reliance on Administrative Agent and Other Lenders	54
10.7.	Indemnification	55
10.8.	Agent in Its Individual Capacity	55
10.9.	Successor Administrative Agent	55
10.10.	The Administrative Agent Generally	55

SECTION 11.	MISCELLANEOUS	56

11.1.	Amendments and Waivers	56
11.2.	Notices	57
11.3.	No Waiver; Cumulative Remedies	58
11.4.	Survival of Representations and Warranties	58
11.5.	Payment of Expenses	58
11.6.	Successors and Assigns; Participations and Assignments	59
11.7.	Adjustments; Set-off	62
11.8.	Counterparts	63
11.9.	Severability	63
11.10.	Integration	63
11.11.	GOVERNING LAW	63
11.12.	Submission To Jurisdiction; Waivers	63
11.13.	Acknowledgments	64
11.14.	Releases of Guarantees	64
11.15.	Confidentiality	65
11.16.	[Reserved]	65
11.17.	WAIVERS OF JURY TRIAL	66
11.18.	Designation of Restricted and Unrestricted Subsidiaries	66
11.19.	USA PATRIOT Act	66
11.20.	Certain Regulatory Requirements	66

ANNEXES:

A	Pricing Grid
B	Revolving Commitments
C	Terms and Conditions Applicable to a Senior Notes Election
SCHEDULES:

1.1	Excepted Liens
5.3	Governmental Requirements
5.4	Consents, Authorizations, Filings and Notices
5.8	Ownership of Property; Liens; etc.

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Date Certificate
D	Form of Assignment and Assumption
E	Form of Revolving Credit Note
F	Forms of U.S. Tax Certificates
G	Form of Secretary’s Certificate
H	Form of Drawdown Request
I	Form of Continuation Request
J	Form of Extension Request
K	Form of Specified Change of Control Notice
L	Form of Election Notice

UNSECURED REVOLVING CREDIT AGREEMENT, dated as of December 29, 2016, by and among T-MOBILE US, INC., a Delaware corporation (the “Parent”), T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), DEUTSCHE TELEKOM AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), as the initial Lender, the other Lenders party hereto from time to time, and DEUTSCHE TELEKOM AG, as administrative agent (in such capacity (but not in its capacity as Lender) and together with its successors in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans, from time to time, in an aggregate principal amount not in excess of $1,000,000,000 at any time outstanding, to be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Adjustment Date” has the meaning given to such term in the Pricing Grid.

“Administrative Agent” has the meaning given to such term in the preamble to this Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Unsecured Revolving Credit Agreement (including its Annexes, Schedules and Exhibits).

“Applicable Margin” means, for any day, with respect to any Loan, the Applicable Margin with respect to such Loans as determined pursuant to the Pricing Grid.

“Applicable Dollar Basket Overage” means, as applicable, (i) the creation, incurrence or assumption by a Material Subsidiary of a Lien securing Indebtedness the principal amount of which exceeds the amount permitted by the dollar basket set forth in clause (s) of the definition of “Excepted Lien” and does not otherwise constitute an Excepted Lien or (ii) the making by Parent, the Borrower or a Restricted Subsidiary of an Investment the principal amount of which exceeds the amount permitted by the dollar basket set forth in clause (l) of “Permitted Investments” and does not otherwise constitute a Permitted Investment.

“Applicable Reserve Requirement” means, at any time for any Loan, the maximum rate, expressed as a decimal, at which reserves (including, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Loans. A Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Acquisition” means (a) an investment by the Borrower (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, but only if (i) such Person’s primary business constitutes a Permitted Business and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such investment; or (b) an acquisition by the Borrower or any of its Restricted Subsidiaries of the Property of any Person other than the Borrower or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person, but only (i) if the Property so acquired constitutes a Permitted Business and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such acquisition.

“Asset Disposition” means the sale or other disposition by the Borrower or any of its Restricted Subsidiaries other than to the Borrower or another Restricted Subsidiary of the Borrower of (a) all or substantially all of the Capital Stock owned by the Borrower or any of its Restricted Subsidiaries of any Restricted Subsidiary or of any Person that is a Permitted Joint Venture Investment or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of the Borrower or any of its Restricted Subsidiaries.

“Assignee” has the meaning given to such term in Section 11.6(b)(i).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit D or such other form acceptable to the Administrative Agent.

“Available Revolving Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns”, “Beneficially Owned”, and “Beneficial Ownership” have corresponding meanings.

“Benefited Lender” has the meaning given to such term Section 11.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Credit Agreement Obligations” has the meaning given to such term in the Guarantee Agreement.

“Borrower Hedge Agreement Obligations” has the meaning given to such term in the Guarantee Agreement.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means: (a) any day except a Saturday, Sunday, or a legal holiday in the City of New York or Bonn, Germany or a day on which banking institutions located in such state or city are authorized or required by law, regulation or executive order to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Loans, the term “Business Day” means any day that is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any Property by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a Capital Lease Obligation on the balance sheet of that Person.

“Capital Lease Obligations”, means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means liquid marketable securities, certificates of deposit, money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c) demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better at the time of deposit for any maturities other than demand maturities;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the time of purchase;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(g) auction rate securities rated at least “AA-” or “Aa3” by at Rating Agency at the date of acquisition and with reset dates of one year or less from the time of purchase;

(h) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition;

(i) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (a) through (g) of this definition;

(j) in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(k) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares;

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Borrower or Parent cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of Borrower, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent; or

(5) the Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of Parent.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date” means December 29, 2016.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee Rate” means a rate per annum determined pursuant to the Pricing Grid.

“Commitment Period” means the period from and including the Closing Date to the Termination Date.

“Company” has the meaning given to it in Annex C.

“Compliance Certificate” means a certificate in the form of Exhibit B to be furnished by the Borrower to the Administrative Agent.

“Conduit Lender” means any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) any net after-tax extraordinary, nonrecurring, or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses, or charges (not covered under sub-clause (d) below) related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Senior Notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transaction and the transactions contemplated by this Agreement, including any fees, expenses or charges related to the incurrence, issuance or offering of Incremental Facilities (as defined in the Term Loan Credit Agreement) or Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement), or any amendment or modification of this Agreement, any other Loan Document or any documentation governing Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement) (in each case, whether or not successful), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs), and related costs and charges, and costs in connection with strategic initiatives, transition costs, and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(5) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus

(6) New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (b) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (c) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, plus (d) any obligations of such Person and its Restricted Subsidiaries in respect of Permitted Receivables Financing that would constitute Indebtedness but for clause (5) of the fourth sentence of the definition of “Indebtedness”, in each case, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Indebtedness shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (ii) obligations under Hedge Agreements unless such obligations have not been paid when due.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of without duplication:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedge Agreements); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4) the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one, minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) [reserved];

(3) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;

(4) unrealized losses and gains attributable to Hedge Agreements, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded.

“Consolidated Subsidiaries” means, with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.

“Consolidated Total Assets” means, with respect to any Person, at any date of determination, the total assets of such Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Convertible Debt” means Indebtedness of the Borrower (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and Cash in lieu of fractional shares) and/or Cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Party” means the Administrative Agent and the Lenders.

“Debt to Cash Flow Ratio” means, with respect to the Borrower as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Borrower as of such date to (b) the Consolidated Cash Flow of the Borrower for the four most recent full Fiscal Quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Borrower or has been merged with or into the Borrower or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period, but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5) any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6) any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, for any period commencing prior to the date that is four Fiscal Quarters after the Fiscal Quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transaction as if the Transaction had occurred on the first day of the four Fiscal Quarter reference period.

“Default” means any of the events specified in Section 9.1 that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.

“Defaulting Lender” means, subject to Section 4.16, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans when requested; provided that such

Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Entity” means (i) Iowa Wireless Services LLC, a Delaware limited liability company, (ii) any Designated Tower Entity, or (iii) any Permitted Receivables Financing Subsidiary.

“Designated Tower Entity” means any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Discretionary Guarantor” has the meaning given to such term in Section 7.10.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Termination Date; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“DT” has the meaning given to such term in the preamble to this Agreement.

“DT Entities” means DT or any of its Subsidiaries (other than Parent, the Borrower or any of their Subsidiaries).

“Election Notice” means a notice substantially in the form of Exhibit L.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund, and (b) any commercial bank, insurance company, investment or mutual fund or other entity, that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans, provided that a natural person shall not be an Eligible Assignee.

“environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all applicable Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect at any time, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which, together with Borrower or any of its Subsidiaries, would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code; provided that during any period in which all of the Lenders are DT Entities, no DT Entity shall be considered an “ERISA Affiliate” of Borrower or its Subsidiaries.

“ERISA Event” means: (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan.

“Eurodollar Rate” means, with respect to each day during an Interest Period for a Loan, the rate per annum obtained by dividing (and rounding up to the next whole multiple of 1/100 of 1%) (a) the rate per annum determined on the basis of the stated LIBOR rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on page code “LR” of the Bloomberg screen as of 11:00 A.M., London time, on the Borrowing Date or the date of a continuation of an Interest Period pursuant to Section 4.3(b), as applicable, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement. In the event that such rate does not appear on page code “LR” of the Bloomberg screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by mutual agreement between the Borrower and the Administrative Agent. The Administrative Agent will notify the Borrower in writing promptly after determining the Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Excepted Liens” means:

(a)	Liens in favor of the Borrower or the Guarantors;

(b)	Liens on property of a Person existing at the time such Person becomes a Subsidiary of Parent or is merged with or into or consolidated with any Subsidiary of Parent; provided, that, such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Subsidiary of Parent or is merged into or consolidated with the Subsidiary of Parent;

(c)	Liens securing (i) TLCA Obligations and (ii) SRCF Obligations;

(d)	(x) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (y) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(e)	Liens set forth on Schedule 1.1;

(f)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(g)	Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(h)	Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an event of default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(i)	Liens securing Capital Lease Obligations;

(j)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Parent or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(k)	Liens on cash or Cash Equivalents securing workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business;

(l)	Liens arising out of any conditional sale or title retention provisions in any contract in the ordinary course of business;

(m)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(n)	Liens securing obligations resulting from Hedge Agreements;

(o)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q)	Liens securing any arrangement for treasury, depositary or cash management services provided to Parent or any of its Subsidiaries in the ordinary course of business;

(r)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(s)	any other Lien, but only if the aggregate principal amount secured by all Liens created or outstanding under this clause (s) does not at any time exceed EURO twenty million (€20,000,000);

(t)	any Lien provided under a customary export finance or other subsidized loan scheme operated by (or on behalf of) a member country of the OECD where the provision of such Lien is required under the relevant export finance or other subsidized loan scheme; and

(u)	any Lien (a “Substitute Lien”) which replaces any other Excepted Lien (an “Existing Lien”) and which secures an amount not exceeding the principal amount secured by such existing Lien at the time it is replaced provided that (1) the Existing Lien to be replaced is released and all amounts secured thereby are paid or otherwise discharged in full at or prior to the time of such Substitute Lien being created or arising and (2) such Substitute Lien does not extend to cover assets not previously subject to that Existing Lien.

“Excluded Subsidiary” means any Subsidiary of Parent (other than the Borrower) that is not, and is not at the relevant date of determination required to become, a “Guarantor” under and as defined in the Senior DT Notes Base Indenture, and any and all Designated Entities, Unrestricted Subsidiaries, or Immaterial Subsidiaries.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to any Lender or any other recipient or required to be withheld or deduction from a payment to a Lender or any recipient, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it by a jurisdiction (or any political subdivision thereof) as a result of such Lender or other recipient being organized or having its principal office or, in the case of a Lender, its applicable lending office, in such jurisdiction, or as a result of a present or former connection between the recipient and the taxing jurisdiction or any political subdivision thereof (other than a connection arising from such Lender or other recipient entering into, delivering, performing its obligations under, enforcing, receiving payments under, receiving or perfecting a security interest under or engaging in any other transaction pursuant to this Agreement or any other Loan Document), (b) any branch profits Taxes imposed by the United States and any similar Tax imposed by any other jurisdiction described in clause (a), (c) any U.S. Federal withholding Tax imposed pursuant to any Requirement of Law in effect at the time such Lender or other recipient becomes a party hereto (or designates a new lending office other than pursuant to a request by the Borrower under Section 4.12), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such Tax pursuant to Section 4.10(a), (d) any Tax resulting from such Lender’s or other recipient’s failure to comply with Section 4.10(e) and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower or a Senior Officer of the Borrower, which determination shall be conclusive.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any amendment or successor provisions that are substantively comparable and which do not impose criteria that are materially more onerous than those contained in such Sections, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any applicable intergovernmental agreements entered into in respect thereof, and, in each case, any fiscal or regulatory legislation, and any regulations promulgated thereunder or official interpretations thereof.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.

“Fitch” means Fitch Inc., a Subsidiary of Fimalac, S.A., and its successors.

“Funding Office” means the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles as in effect as of May 1, 2013.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, including, but not limited to, the FCC, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect, including, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Group Members” means the collective reference to the Borrower and the Subsidiary Guarantors; provided, that, for purposes of (i) the definitions of “Indebtedness”, “Permitted Investments”, “Permitted Receivables Financing”, “Permitted Receivables Financing Subsidiary” and “Receivables Financing” and (ii) Section 8.5, “Group Members” means the collective reference to Parent and its Subsidiaries (and “Group Member” means any of them).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” means the Guarantee Agreement executed and delivered by each Loan Party dated as of the Closing Date, a form of which is attached hereto as Exhibit A.

“Guarantors” means Parent and each Subsidiary of the Borrower that is a party to the Guarantee Agreement as of the Closing Date, and any other Subsidiary of Parent that becomes party to the Guarantee Agreement after the Closing Date, and, in each case, their respective successors and assigns, until such Person’s guarantee of the Obligations under the Loan Documents has been released in accordance with the provisions of this Agreement; provided, that, notwithstanding anything to the contrary herein, no Specified Foreign Subsidiary shall be required to become a party to the Guarantee Agreement or be considered a Guarantor pursuant to this definition.

“Hazardous Materials” means any chemical, material waste or substance, exposure to which is, or which is otherwise, prohibited, limited or regulated by any Governmental Authority or Environmental Law, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.

“Hedge Agreement” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements similar to those described in (1) and (2) above designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that at any time has less than $100.0 million in Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed $300.0 million.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a) any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any Property or services due more than six months after such Property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(6) in respect of Hedge Agreements permitted under this Agreement; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction,

in each case, if and only to the extent any of the preceding items (other than letters of credit and indebtedness in respect of Hedge Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others, of the types described above in clauses (a)(1) through (6), secured by a Lien on any asset of the specified Person (even if such indebtedness is not assumed by the specified Person) but limited to the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) the amount of Indebtedness of the other Person so secured) and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (a)(1) through (6). Indebtedness shall also include any Disqualified Stock of the Borrower and any Preferred Stock of any Subsidiary Guarantor; provided that the principal amount of any such Indebtedness will be deemed to be equal to the liquidation preference of such Disqualified Stock or Preferred Stock, and the maturity of any such Indebtedness will be deemed to be any mandatory redemption date (including any such mandatory redemption at the option of the holder) of such Disqualified Stock or Preferred Stock. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business;

(2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of Cash (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; (4) any obligation arising from any agreement providing for indemnities, Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and (5) obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent or any Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles or the application thereof after May 1, 2013 be deemed to be Indebtedness for any purpose under this Agreement.

The outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness (to the extent already counted) shall be disregarded.

The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, (b) for the purpose of clause (a)(6) above, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time and (c) the principal amount of the Indebtedness, in the case of any other Indebtedness.

“Indemnified Liabilities” has the meaning given to such term in Section 11.5.

“Indemnitee” has the meaning given to such term in Section 11.5.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means: as to any Loan, the last day of the Interest Period applicable to any such Loan and the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, as to any Loan, (a) initially, the period commencing on the borrowing date with respect to such Loan and ending one week, one month, three months or six months thereafter, as selected by the Borrower in its notice of borrowing given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one week, one month, three months or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 7:00 P.M., Pacific Standard Time, on the date that is one Business Day prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, guarantees, or advances (but excluding commission, entertainment, travel, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of equipment, Property or accounts receivables created or acquired in the ordinary course of business). The acquisition by the Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. The amount of any Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lenders” means DT and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, assignment or transfer by way of security, hypothecation or other security interest, whether or not filed, recorded or otherwise perfected under applicable law, excluding, for the avoidance of doubt, the title held by a lessor in a transaction qualifying as a Capital Lease; provided, that, in no event shall an operating lease in and of itself constitute a Lien.

“Loan Documents” means this Agreement, the Guarantee Agreement and the Revolving Notes.

“Loan Parties” means the collective reference to Borrower and the Guarantors.

“Loans” has the meaning given to such term in Section 3.1(a).

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business, assets, property, financial condition, or results of operations of Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contractual Obligation” means, as to any Person, any provision of any document evidencing a security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Material Subsidiary” means (i) as of the Closing Date, those Subsidiaries directly or indirectly controlled by DT and designated as Material Subsidiaries by written notice (including via email) from the Borrower to the Administrative Agent prior to the Closing Date, and (ii) from the date on which the Borrower notifies the Administrative of its determination of the identity of the then applicable Material Subsidiaries pursuant to Section 7.9, any legal entity from time to time directly or indirectly controlled by DT, included in DT’s consolidated financial statements, and either (x) with total assets (excluding any intercompany balances owing to such legal entity) in excess of EURO five billion (€5,000,000,000) or (y) (1) with 5.0% or more of the consolidated total assets of DT or (2) accounting for 10.0% or more of the consolidated total revenues of DT, in the case of each of (x) and (y), according to IFRS as reported by the entity pursuant to the requirements of DT and used for consolidation purposes by DT.

“Metro PCS Notes” means the Borrower’s (as successor by merger to MetroPCS Wireless, Inc.) 6-5/8% Senior Notes due 2020, to the extent outstanding on the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means any employee pension benefit plan, as described in Section 3(2) of ERISA which is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA, to which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintains, administers, makes or is obligated to make contributions, or at any time during the six consecutive year period ending on the date hereof maintained, administered, made or was obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means, with respect to any issuance or incurrence of indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, tax advisor fees, other professional fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“New Market” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento, California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.

“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Borrower or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market, in each case, under or in connection with the “MetroPCS” brand.

“Non-Consenting Lender” has the meaning given to such term in Section 11.1(b).

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made under this Agreement or any other Loan Document and (b) Other Taxes.

“Notes” has the meaning given thereto in Annex C.

“Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, interest accruing at the then applicable rate provided hereunder after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or former Administrative Agent or Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or the other Loan Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, perfection of any security interest under or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning given to such term in the preamble to this Agreement.

“Participant” has the meaning given to such term in Section 11.6(c)(i).

“Patriot Act” has the meaning given to such term in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Borrower in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the Net Cash Proceeds received by the Borrower from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means those businesses in which the Borrower and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments” means:

(a) any Investment in Parent or any Subsidiary of Parent;

(b) any Investment in Cash or Cash Equivalents;

(c) any Investment by Parent or any Subsidiary in a Person, if as a result of such Investment: (i) such Person becomes a Subsidiary of Parent or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or any of its Subsidiaries;

(d) deferred consideration payable in respect of the disposal by Parent or any of its Subsidiaries of an asset or business;

(e) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or upon enforcement of any Lien in favor of Parent or any of its Subsidiaries; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(f) loans or advances to employees or directors made in the ordinary course of business of Parent or any Subsidiary of Parent in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(g) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business;

(h) Investments in companies which are not Subsidiaries of Parent, but in which the Parent or any of its Subsidiaries directly or indirectly holds a strategic shareholding (representing at least 20% of the capital and voting stock) which is treated as a fixed asset in the financial statements of Parent, the Borrower or the applicable Subsidiary which owns shares in the relevant company;

(i) Investments resulting from deferred consideration agreements, customer installment plans, and other customer financing arrangements entered into in the ordinary course of business for the purpose of promoting and enabling the sale of goods and/or services of Parent, the Borrower or any of their Subsidiaries;

(j) deposits, upfront payments, down payments or other payments required to be made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(k) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the Senior Notes, or (ii) any Indebtedness that is pari passu with the Senior Notes;

(l) other Investments to the extent that the aggregate principal amount of all Investments pursuant to this clause (l) does not at any time outstanding exceed EURO twenty million (€20,000,000);

(m) Permitted Bond Hedge Transactions which constitute Investments; and

(n) debt securities or instruments acquired or provided by any Group Member in the course of its business and as part of its treasury operations.

In the event that an Investment meets the criteria of more than one of the categories or subcategories described in the clauses above, the Borrower will be permitted to classify all or a portion of such Investment on the date it is made, or later reclassify all or a portion of such Investment, in any manner that complies with this definition.

“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens”:

(a) Excepted Liens;

(b) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided, that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(c) Liens existing on the Closing Date;

(d) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(e) (i) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (ii) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (iii) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(f) Liens on cash or Cash Equivalents securing obligations under Senior Notes that have been called for redemption, defeasance or discharge;

(g) Liens on cash or Cash Equivalents securing letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(h) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(i) Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(j) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Borrower or any Restricted Subsidiary to the extent securing non-recourse debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(k) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(l) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) Liens with respect to obligations that do not exceed at any time the greater of (x) $500.0 million and (y) 1.0% of the Borrower’s Consolidated Total Assets at such time;

(n) Liens on Permitted Receivables Financing Assets supporting any Permitted Receivables Financing;

(o) Liens, if any, incurred in connection with the Towers Transaction; and

(p) Liens on assets of Restricted Subsidiaries that are not Subsidiary Guarantors, securing obligations of Restricted Subsidiaries that are not Subsidiary Guarantors.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length with an unaffiliated third party and (b) are, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Group Members.

“Permitted Receivables Financing Assets” means financial assets, including accounts receivable, chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof.

“Permitted Receivables Financing Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries makes an investment and to which the Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Senior Officer certifying that such designation complied with the foregoing conditions.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA that is not a Multiemployer Plan, that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 430 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six consecutive year period ending on the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Pricing Grid” means the pricing grid attached hereto as Annex A.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Purchaser” has the meaning given thereto in Annex C.

“Qualified Counterparty” means, with respect to any Specified Hedge Agreement or any Specified Cash Management Agreement (as defined in the Guarantee Agreement), any counterparty thereto that, at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into, was a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Senior Notes for reasons outside of the control of the Borrower, any other nationally recognized statistical rating organization selected by the Borrower as a replacement agency.

“RCF Termination Election” has the meaning given to it in the Election Notice.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Parent, the Borrower or any Restricted Subsidiary pursuant to which Parent or any Group Member may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent or any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent or any Group Member.

“Register” has the meaning given to such term in Section 11.6(b)(iv).

“Registered Equivalent Notes” means with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Rate” has the meaning given to such term in Section 4.7(b).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. § 4043.

“Required Lenders” means, at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary. If not otherwise expressly stated, the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Borrower.

“Revolving Commitment” means as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” on Annex B or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Loans held by such Lender then outstanding.

“Revolving Notes” means the collective reference to any promissory note evidencing Loans.

“Revolving Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, and its successors.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Secured Commitments” has the meaning given to such term in Section 3.6.

“Secured Loans” has the meaning given to such term in Section 4.1.

“Secured Revolving Credit Agreement” means that certain revolving credit agreement dated as of the date hereof by and among T-Mobile US, Inc. (as parent), T-Mobile USA, Inc. (as borrower), Deutsche Telekom AG (as lender) and Deutsche Telekom AG (as administrative agent), as the same may be modified, amended, amended and restated or supplemented from time to time.

“Securities” has the meaning given thereto in Annex C.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means the collective reference to the MetroPCS Notes and the Senior DT Notes.

“Senior Notes Election” has the meaning given to it in the Election Notice.

“Senior Notes Election Amount” has the meaning given to it in the Election Notice.

“Senior DT Notes” means the senior unsecured notes issued pursuant to the Senior DT Notes Base Indenture on or after April 28, 2013 (and any Registered Equivalent Notes in respect thereof).

“Senior DT Notes Base Indenture” means the Base Indenture, dated as of April 28, 2013, among the Borrower, each of the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, as amended, supplemented or otherwise modified from time to time.

“Senior Officer” means any individual holding the position of chief executive officer, president, chief financial officer or chief operating officer of any Group Member. Unless otherwise specified, all references herein to a Senior Officer mean a Senior Officer of the Borrower.

“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent Fiscal Quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Exchange Act of 1934, as amended, as such regulation was in effect on the Closing Date.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s Indebtedness (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated herein to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Change of Control” means the consummation of any transaction to which DT is a party and pursuant to which DT shall cease directly or indirectly to beneficially own and control more than 50% of the Voting Stock of Parent and Borrower (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets or their equity), measured by voting power rather than number of shares.

“Specified Change of Control Date” means the date on which a Specified Change of Control shall occur.

“Specified Change of Control Notice” means a notice substantially in the form of Exhibit K.

“Specified Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower or Parent that is (i) a CFC, (ii) an entity that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs or (iii) a Subsidiary of a Subsidiary described in (i) or (ii).

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement; provided, that (i) subject to Section 11.14, obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be guaranteed pursuant to the Guarantee Agreement and (ii) any release of Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of the obligations of any Guarantor under the Guarantee Agreement except as provided in Section 11.14.

“Specified Unrestricted Subsidiary Designation” has the meaning assigned to such term in Section 11.18 hereof.

“SRCF Obligations” means “Obligations” as such term is defined in Section 1.1 of the Secured Revolving Credit Agreement (or, from the Specified Change of Control Date, “Obligations” as defined in Annex C to the Secured Revolving Credit Agreement).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by any Group Member in connection with a Permitted Receivables Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower or a Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the Termination Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the payment of principal and interest of which and other obligations of the Borrower or such Subsidiary in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means, collectively, the Guarantors that are Subsidiaries of the Borrower.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties imposed with respect thereto.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated November 9, 2015 among Parent, the Borrower, Deutsche Bank AG New York Branch as administrative agent and the lenders party thereto from time to time, as the same may be amended, amended and restated, modified, refinanced or replaced from time to time.

“Termination Date” means the Business Day prior to the third anniversary of the Closing Date (the “Initial Termination Date”); provided, that, such Initial Termination Date may be automatically extended for additional increments of twelve (12) months at a time by the Borrower’s written notice (to be signed by a Financial Officer of the Borrower) of an extension request in the form of Exhibit J hereto (an “Extension Request”), specifying among other things the representations and the warranties to be confirmed as of the date thereof and as of the date the extension becomes effective, to be delivered by both fax and e-mail in accordance with Section 11.2 to the Administrative Agent no later than 90 calendar days prior to the Initial Termination Date or expiry of any subsequent twelve-month increment, as applicable, unless, within 10 calendar days of the date of any such Extension Request, the Administrative Agent gives the Borrower written notice of its intent not to grant such extension; and upon any such extension (which shall be effective as of the 80th calendar day prior to the Initial Termination Date or most recently extended Termination Date), the term “Termination Date” shall mean the date on which the next such twelve-month increment expires.

“TLCA Obligations” means “Obligations” as such term is defined in Section 1.1 of the Term Loan Credit Agreement.

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect. The amount of the Total Revolving Commitments is $1,000,000,000 as of the Closing Date.

“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Towers Transaction” means the transactions contemplated by the Towers Transaction Agreements.

“Towers Transaction Agreements” means: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, Crown Castle International Corp., a Delaware corporation, and certain subsidiaries of the Borrower; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Tranche” means the collective reference to Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Transaction” means (i) the entry into the Loan Documents, (ii) the entry into those documents constituting “Loan Documents” as defined in and for purposes of the Secured Revolving Credit Agreement, (iii) the entry into that certain First Incremental Facility Amendment to the Term Loan Credit Agreement, dated the Closing Date, among DT, Deutsche Bank AG New York Branch as administrative agent and the Loan Parties party thereto, (iv) the payment of all fees, costs and expenses in connection therewith and (v) the entry into all other documentation and other transactions consummated in connection with the foregoing.

“U.S. Tax Certificate” has the meaning given to such term in Section 4.10(e)(ii)(D).

“United States” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1) such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(2) such Subsidiary does not hold any Liens on any property of Parent, the Borrower or any of its Restricted Subsidiaries; and

(3) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, of any specified Person, a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly Owned Subsidiary means a Wholly Owned Subsidiary of the Borrower.

1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Material Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Material Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations or, with respect to the transactions contemplated by Section 2.3, the satisfaction and discharge in full of the Obligations in the manner contemplated by Section 2.3.

(f) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Sections 7.1(a) and (b) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

SECTION 2. SPECIFIED CHANGE OF CONTROL

2.1. Notice Procedure upon Specified Change of Control.

(a) Not less than 10 Business Days prior to a Specified Change of Control Date, DT shall deliver a Specified Change of Control Notice to the Borrower.

(b) Within 5 Business Days of receipt by the Borrower of a Specified Change of Control Notice, the Borrower shall deliver to DT an Election Notice.

2.2. RCF Termination Election. If the Borrower makes an RCF Termination Election, then on the Specified Change of Control Date (i) the Revolving Commitments shall automatically terminate and all outstanding Loans (together with accrued interest thereon), and all other amounts owing under this Agreement and the other Loan Documents, shall become due and payable on the Specified Change of Control Date and (ii) except for those provisions expressly stated to survive termination of this Agreement, this Agreement shall terminate with immediate effect, without delivery of any instrument or performance of any act by any Person.

2.3. Senior Notes Election. If (i) the Borrower makes a Senior Notes Election, (ii) Parent has taken all necessary corporate or other organizational action to approve the transactions contemplated by the Senior Notes Election and Annex C, and (iii) the conditions set forth in Sections 5 and 6 of Annex C have been satisfied, then (x) the Company shall issue Notes to the Purchaser in an aggregate principal amount equal to the Senior Notes Election Amount and (y) the Purchaser shall purchase (in accordance with (b) below) from the Company such Notes at a price equal to 100% of the principal amount thereof, in accordance with and subject to the terms and conditions set forth on Annex C. Upon satisfaction of the covenant set forth in the immediately preceding sentence, on the Specified Change of Control Date, the following shall occur:

(a) the Revolving Commitments shall automatically terminate; and

(b) as consideration for the respective obligations of the Company and the Purchaser pursuant to this Section 2.3 and Annex C, notwithstanding anything to the contrary in any Loan Document, on the Specified Change of Control Date (i) the obligation of the Borrower to repay the principal amount of all outstanding Loans owing under this Agreement as of the Specified Change of Control Date shall be satisfied and discharged in full and the Borrower shall not be required to pay to the Administrative Agent or any Lender the principal amount of any Loans outstanding on the Specified Change of Control Date (which shall be deemed to have occurred immediately prior to the Specified

Change of Control), (ii) the Purchaser shall be deemed to have paid the purchase price for the Notes by means of the satisfaction and discharge of such outstanding Loans and shall not be required to advance the Senior Notes Election Amount to the Borrower (i.e. so that there is no movement of cash from the Purchaser to the Company with respect to the Purchaser’s obligations pursuant to Annex C), (iii) the Borrower shall pay to the Administrative Agent for the account of the Lenders all accrued interest on the Loans through (but excluding) the Specified Change of Control Date, (iv) the provisions of Section 4.11 shall not apply, and (v) except for those provisions expressly stated to survive termination of this Agreement (but other than Sections 4.9, 4.10, 4.11, 10.7 and 11.5 of this Agreement, which shall not survive the termination of this Agreement pursuant to this Section 2.3), this Agreement shall terminate with immediate effect without delivery of any instrument or performance of any act by any Person.

For the avoidance of doubt, the sum of the Senior Notes Election Amount, the Senior Notes Election Amount (as such term is defined and used in the Secured Revolving Credit Agreement) and the TLB Conversion Amount (as such term is defined and used in the Secured Revolving Credit Agreement) shall not exceed $2,500,000,000.

2.4. Borrowing of Revolving Loans. Until and including the date on which the Borrower delivers an Election Notice in accordance with Section 2.1(b), the Borrower shall be entitled to submit a drawdown request to borrow under the Revolving Commitments in accordance with Section 3.2. Following receipt of any such drawdown request, the Lenders shall be obligated to lend in accordance with the last two sentences of Section 3.2 (but subject to the conditions set forth in Section 6.2).

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Revolving Commitment. During the Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Loans in whole or in part, all in accordance with the terms and conditions hereof.

(b) The Borrower shall repay all outstanding Loans on the Termination Date.

3.2. Procedure for Borrowing. The Borrower may borrow under the Revolving Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice of a drawdown request, in the form of Exhibit H hereto (which notice shall be signed by a Financial Officer, delivered per both fax and e-mail in accordance with Section 11.2 hereof, and must be received by the Administrative Agent prior to 7:00 P.M., Pacific Standard Time, (x) in the case if a borrowing under this Agreement that, taken together with any coterminous borrowing under the Secured Revolving Credit Agreement, is in an aggregate amount equal to or less than $250,000,000, on the Business Day prior to the requested Borrowing Date and (y) in the case of any such borrowing or borrowings in an aggregate amount greater than $250,000,000, two Business Days prior to the requested Borrowing Date), specifying (i) the amount of Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the respective amounts of each such Loan and the respective lengths of the initial Interest Period therefor and (iv) the representations and warranties to be confirmed as of the date of such notice and as of the Borrowing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to $25,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower on such Borrowing Date by the Administrative Agent crediting the account of the Borrower on the books of such office (or such other account notified by the Borrower to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

3.3. [Reserved].

3.4. [Reserved].

3.5. Commitment Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the 15th day of each January, April, July and October and on the Termination Date, commencing on April 15th, 2017.

(b) [Reserved].

3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided, further, that any termination of the Revolving Commitments under this Agreement shall only be effective upon the coterminous termination of the revolving commitments then in effect under the Secured Revolving Credit Agreement (the “Secured Commitments”); and provided, further, that any reduction of Revolving Commitments under this Agreement shall only be effective if, after giving effect thereto and any coterminous reduction of the Secured Commitments, the amount of Revolving Commitments equals two-thirds (2/3) of the amount of Secured Commitments, rounded down to the nearest multiple of $1,000,000. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans in whole or in part, without premium or penalty, except as provided below, upon notice delivered to the Administrative Agent no later than 7:00 P.M., Pacific Standard Time, (x) in the case of a prepayment of one or more Loans under this Agreement that, taken together with a coterminous prepayment of one or more secured loans under the Secured Revolving Credit Agreement (the “Secured Loans”), are in an aggregate amount equal to or less than $250,000,000, on the Business Day prior to the requested date of prepayment and (y) in the case of any such prepayment or prepayments in an aggregate amount greater than $250,000,000, two Business Days prior to the requested date of prepayment, which notice shall specify the date and amount of prepayment; provided that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11; provided, further, that the Loans terminated in whole or in part on any date of prepayment must be those Loans having on such date the earliest stated maturity date or dates. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. Partial prepayments of Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple thereof.

4.2. [Reserved].

4.3. Continuation Option.

(a) [Reserved].

(b) Any Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice of a continuation request in the form of Exhibit I hereto to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, such notice to be signed by a Financial Officer and delivered per both fax and e-mail in accordance with Section 11.2 and received by the Administrative Agent prior to 7:00 P.M., Pacific Standard Time on the Business Day prior to the expiry of the then current Interest Period; provided that no Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso then the Borrower shall be deemed to have submitted a continuation request for a new Interest Period of one week and the relevant Loan shall be continued for a period of one week at the corresponding Eurodollar Rate upon the expiration of the then current Interest Period and, unless the required notice of continuation is given prior to the expiration of such one week period in accordance with this paragraph, shall be due and payable on the last day of such one week period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than thirty (30) Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates.

(a) Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) [Reserved].

(c) If all or a portion of any interest or principal amount payable on any Loan, or any commitment fee or other amount payable hereunder, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provision of this Section 4.5 plus 200 basis points from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 4.5 shall be payable from time to time on demand.

4.6. Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Applicable Reserve Requirement shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as applicable, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5.

4.7. Inability to Determine Interest Rate. If prior to or on the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received written notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (x) any Loans requested to be made on the first day of such Interest Period shall be made at a rate to be determined by mutual agreement between the Borrower and the Administrative Agent (the “Replacement Rate”) and (y) any outstanding Loans shall, following the last day of the then-current Interest Period, bear interest at such Replacement Rate. Until such notice has been withdrawn by the Administrative Agent, no further Loans shall be made or continued as such.

4.8. Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) [Reserved].

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest solely on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds, and the Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received; provided, that for so long as all of the Lenders are DT Entities, upon written notice from DT to the Borrower, all payments to be made by the Borrower hereunder shall be made directly to the account or accounts designated by DT for each Lender and the Borrower shall provide notice of such payments to the Administrative Agent. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on the Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount on the Borrowing Date. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the Administrative Agent’s cost-of-funding, on demand, from the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 4.8(e) or (g), or Section 11.5, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or issued subsequent to the date hereof:

(i) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it (except for Non-Excluded Taxes and changes in the rate of, or imposition of, any Excluded Tax);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans then, in any such case, the Borrower shall promptly pay such Lender, upon its demand accompanied by the certificate and information required by clause (c) below, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation by the relevant Governmental Authority or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor accompanied by the certificate and information required by clause (c) below, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Any request by a Lender for compensation under clauses (a) or (b) above shall be accompanied by a certificate, accompanied by such supporting information as Borrower may reasonably request, as to any additional amounts payable pursuant to this Section 4.9 and such certificate shall be submitted by such Lender to the Borrower (with a copy to the Administrative Agent). Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and all other amounts payable hereunder.

4.10. Taxes.

(a) All payments made by or on account of the Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except pursuant to a Requirement of Law. If the Borrower or any other Loan Party is so required to withhold Taxes pursuant to a Requirement of Law, then the Borrower or such other Loan Party may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such withheld Taxes are Non-Excluded Taxes, then the amount payable by the Borrower or such other Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 4.10), the Administrative Agent or the applicable Lender receives the amount it would have received had no such withholding been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any other Loan Party, as promptly as possible thereafter the Borrower or such other Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or such other Loan Party from the applicable Governmental Authority showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, except to the extent such failure results from the Administrative Agent’s or such Lender’s gross negligence or willful misconduct.

(d) The Borrower and any other Loan Party shall indemnify the Administrative Agent and each Lender for any Non-Excluded Taxes that are paid or payable by the Administrative Agent or such Lender in connection with this Agreement (including amounts paid or payable under this Section 4.10(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.10(d) shall be paid within 10 days after the Administrative Agent or such Lender, as applicable, delivers to the Borrower or such other Loan Party a certificate stating the amount of any Non-Excluded Taxes so paid or payable by the Administrative Agent or such Lender. A certificate as to the amount of such payment or liability delivered to the Borrower or such other Loan Party by the Administrative Agent or such Lender shall be conclusive absent manifest error. Such Lender shall deliver a copy of such certificate to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.10(e)(ii)(A) through (E) and (iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 4.10(e). If any form or certification previously delivered pursuant to this Section 4.10(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto, two original copies of duly completed and executed copies of whichever of the following is applicable:

(A) IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax (in the case of a Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code);

(B) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to an income tax treaty to which the United States is a party;

(C) IRS Form W-8ECI;

(D) (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit F-1, F-2, F-3 or F-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) to the extent legally permitted, any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and/or the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.10(e)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f) If any Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within ten (10) Business Days of such determination; provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

(h) The Borrower (and any other applicable Loan Party) acknowledges and agrees that, for purposes of this Section 4.10, for so long as DT has provided the Borrower and the Administrative Agent a duly completed and executed IRS Form W-8BEN-E (or any successor thereto) claiming the provisions of Article 11 of the Convention between the United States of America and the Federal Republic of Germany for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital and to certain other taxes (the “Treaty”), amounts received by DT under this Agreement treated as “interest” for purposes of the Treaty shall not be subject to any withholding or deduction of U.S. Tax.

4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing or continuation of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin and default interest included therein, if any (unless such Interest Period had an initial period of greater than six months, in which case Applicable Margin and default interest, if any, will be included)) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by depositing such amount for a comparable period bearing interest at the corresponding LIBID rate for deposits in Dollars stated on Bloomberg page code “LR” as of the date of such prepayment or such failure to borrow or continue. A certificate as to any amounts payable pursuant to this Section 4.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 4.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10, or 4.15 or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law and is an Eligible Assignee, (ii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender and if it is to be a Lender upon such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b) and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit E, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if, after the Closing Date, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Loans and continue Loans as such shall forthwith be canceled and (b) such Lender’s Loans then outstanding, if any, shall become due and payable on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

4.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) fees shall cease to accrue and be payable on the unfunded portion of the Revolving Commitments of such Defaulting Lender pursuant to Section 3.5; and

(b) the Revolving Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders or all Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected (or adversely affected) thereby.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower, as of the date hereof, hereby represents and warrants and, as of the date of any Extension Request, shall represent and warrant, to the Administrative Agent and each Lender that:

5.1. Financial Condition. The audited consolidated balance sheet of Parent and the related consolidated statements of income and comprehensive income and stockholders’ equity most recently furnished pursuant to Section 7.1(a), reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, present fairly in all material respects the consolidated financial condition of Parent as of the end of the Fiscal Year to which such financial statements relate, and the consolidated results of its operations and its consolidated cash flows for the Fiscal Year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

5.2. [Reserved].

5.3. Corporate Existence; Compliance with Law. Each Group Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such good standing, power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.3, each Group Member is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other Governmental Authorizations necessary for the ownership of its Property and the conduct of its business, except in any of the foregoing cases where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. The execution and delivery of this Agreement are within the Borrower’s corporate, limited liability company or partnership (as applicable) powers and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of this Agreement). Each Loan Document has been duly executed and delivered by each Group Member party thereto and constitutes a legal, valid and binding obligation of such Group Member enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document, except (i) such as have been obtained or made and are in full force and effect, (ii) those third-party approvals or consents listed on Schedule 5.4 which, if not made or obtained, would not cause a Default or Event of Default hereunder, (iii) such consents, approvals, registrations, filings or other actions, other than those specified in clause (iv) below, the absence of which or failure to obtain, could not reasonably be expected to have a Material Adverse Effect, and (iv) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Administrative Agent or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC license or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC license, the FCC’s prior consent thereto.

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority (except for any violation that could not reasonably be expected to have a Material Adverse Effect) or the charter, bylaws or other organizational documents of any Group Member, (b) will not violate or result in a default under any Material Contractual Obligation binding upon any Group Member or its Properties or give rise to a right thereunder to require any payment to be made by such Group Member (except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect) and (c) will not result in the creation or imposition of any Lien on any Property of any Group Member (other than Permitted Liens).

5.6. Litigation. Except as disclosed to the Administrative Agent prior to the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any Group Member (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document.

5.7. No Default. No Default and no Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens, etc.

(a) Except as disclosed on Schedule 5.8, each Group Member has good and defensible title to its Properties which constitute real property and good title to all its personal Properties, in each case, (i) free and clear of all Liens except Permitted Liens or (ii) where the exceptions to such title should not reasonably be expected to result in a Material Adverse Effect.

(b) All material leases and agreements necessary for the conduct of the business of each Group Member are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases and which failure to be valid, in full force and effect, subsisting, or in default thereof could reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by each Group Member including, all easements and rights of way, include all rights and Properties necessary to permit such Group Member to conduct its business in all respects in the same manner as its business has been conducted prior to the date hereof, except where the failure to have such rights and Properties could not reasonably be expected to have a Material Adverse Effect.

5.9. [Reserved].

5.10. Taxes. Each Group Member has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Group Members in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any material Tax of any Group Member, in each case, that could not reasonably be expected to result in a Material Adverse Effect.

5.11. Federal Regulations. The Group Members are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

5.12. [Reserved].

5.13. [Reserved].

5.14. Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.15. [Reserved].

5.16. Use of Proceeds. The proceeds of the Loans shall be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries.

5.17. [Reserved].

5.18. Accuracy of Information, etc. None of the reports, certificates or other written information (other than projected financial information and other forward-looking information, and information of a general economic or industry specific nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), as of the date so furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to financial statements other than projected financial information and other forward-looking information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Parent as at the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.

5.19. [Reserved].

5.20. Solvency. The Borrower, on a consolidated basis together with its Restricted Subsidiaries, is Solvent.

5.21. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Group Members’ Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts to which they are bound. All material improvements, fixtures and equipment owned in whole or in part by any Group Member that are necessary to conduct normal operations (ordinary wear and tear excepted) are being maintained in a state adequate to conduct normal operations (other than those the failure of which to maintain in accordance with this Section 5.21 could not reasonably be expected to have a Material Adverse Effect).

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to the Closing Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in writing in accordance with Section 11.1), prior to or concurrently with the Closing Date, of the following conditions precedent:

(a) Loan Documents. All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Lenders, and the Administrative Agent and the Lenders shall have received an executed counterpart of this Agreement from the Borrower, each Lender and the Administrative Agent.

(b) Closing Date Certificate. The Administrative Agent and the Lenders shall have received a certificate of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit C (or such other form acceptable to the Administrative Agent).

(c) Termination of Existing Revolving Credit Facility. (i) The Administrative Agent shall have received evidence satisfactory to it that all Indebtedness under that certain Credit Agreement dated as of May 1, 2013 by and among the Borrower, DT as a lender and JPMorgan Chase Bank, N.A., as administrative agent shall have been repaid in full and (ii) all obligations of the Borrower thereunder (other than those expressly stated to survive termination) shall have been satisfied or terminated and all guarantees granted in connection therewith shall have been terminated and/or released, it being understood that this condition precedent shall not be satisfied if any amounts payable to the Administrative Agent by the Borrower in respect of such Credit Agreement as a condition to terminate such Credit Agreement have not been paid in full.

(d) Secretary’s Certificate. The Administrative Agent and the Lenders shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including (i) the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e) Conditions to Each Extension of Credit. The conditions to each extension of credit set forth in Section 6.2 shall be satisfied.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit pursuant to Section 3.2 requested to be made by it on any date (including on the Closing Date) is subject to the satisfaction (or waiver in writing in accordance with Section 11.1) of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties specified in Sections 5.1, 5.3, 5.4, 5.5 and 5.20 made by the Borrower in this Agreement and by each other Group Member pursuant to any other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default described in Sections 9.1(a), 9.1(b)(i), 9.1(f) or 9.1(g), and no Event of Default, shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

6.3. Confirmation by Agent and Lenders. The Administrative Agent and DT hereby confirm the satisfaction (without any waiver) of all conditions specified in Section 6.1 above to the effectiveness of this Agreement concurrently with or prior to the occurrence of the Closing Date (including the receipt of all documents, certificates, copies and counterparts specified in Section 6.1), and such confirmation shall be conclusive and binding.

SECTION 7. AFFIRMATIVE COVENANTS

The Parent and Borrower hereby agree that, so long as any Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent and Borrower shall, and shall cause (x) in the case of the Parent, each of the Parent’s Material Subsidiaries and (y) in the case of the Parent and the Borrower, each of the Borrower’s Restricted Subsidiaries, to:

7.1. Financial Statements. Furnish to the Administrative Agent (except for those documents or other information filed with the SEC and which are publicly available):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each Fiscal Year of Parent or such later date on which Parent is permitted to file its Form 10-K under the SEC rules), Parent’s and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under the Senior Notes or any instrument evidencing Indebtedness of the Borrower or any of its Subsidiaries, in each case occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Parent’s accountants and disclosed therein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Parent, in each case, Parent’s and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Parent’s accountants and disclosed therein), subject to normal year-end audit adjustments.

7.2. [Reserved].

7.3. Payment of Obligations. Pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Group Member.

7.4. Maintenance of Existence; Compliance. (a) Preserve, renew, and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation, or dissolution; and (b) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.5. [Reserved].

7.6. [Reserved].

7.7. Notice of Event of Default. Promptly after a Senior Officer acquires knowledge thereof, give notice to the Administrative Agent of the occurrence of (i) any Default under Sections 9.1(b), 9.1(f) or 9.1(g) or (ii) any Event of Default. Each such notice shall be accompanied by a statement of a Senior Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. [Reserved].

7.9. Notice of Material Subsidiaries. Within sixty (60) Business Days of delivery of the annual financial statements required to be delivered pursuant to Section 7.1(a) (the date on which such 60th Business Day falls, the “Specified Date”), provide to the Administrative Agent any information reasonably requested by the Administrative Agent to assist the Administrative Agent in determining whether any Subsidiary of the Parent or any Restricted Subsidiary of the Borrower qualifies as a Material Subsidiary and within 60 days of the Specified Date, and after consultation with the Administrative Agent, the Borrower shall notify the Administrative Agent of the identity of any such Restricted Subsidiaries that are Material Subsidiaries.

7.10. New Subsidiaries and Guarantors. Cause any Subsidiary of Parent that is not an Excluded Subsidiary, if not already a Guarantor, promptly (and in any event within 30 days after such person becomes a Subsidiary that is not an Excluded Subsidiary, or ceases to be an Excluded Subsidiary, as the case may be, or such longer period as the Administrative Agent may approve in its sole discretion), or any Subsidiary of Parent which Borrower elects (in its sole discretion) to join as a Guarantor (a “Discretionary Guarantor”) to become a party to the Guarantee Agreement.

7.11. Further Assurances. Promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Required Lenders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Group Members in the Loan Documents, including the Revolving Notes, or to correct any omissions in this Agreement.

7.12. Compliance Certificates. Furnish to the Administrative Agent within 45 calendar days after the end of the fiscal quarter of the Borrower ending September 30 in each year after the date hereof, a Compliance Certificate signed by a Financial Officer of the Borrower certifying as to whether a Default pursuant to Sections 9.1(a), 9.1(b), 9.1(f) or 9.1(g), or an Event of Default, has occurred and, if any such Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken with respect thereto.

SECTION 8. NEGATIVE COVENANTS

The Parent and Borrower hereby agree that, so long as any Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent and Borrower shall not, and (x) in the case of Sections 8.3 and 8.5, shall not permit any Subsidiaries of Parent or Borrower that are Material Subsidiaries to, or (y) in the case of Section 8.4, shall not permit any Subsidiaries of Parent or Borrower to:

8.1. [Reserved].

8.2. [Reserved].

8.3. Liens. Create, incur, assume or suffer to exist any Lien securing any Indebtedness upon any of its property, whether now owned or hereafter acquired, except for Excepted Liens.

8.4. Investments. Make any Investment, except for Permitted Investments.

8.5. Disposition of Property. Sell, transfer, convey, or otherwise dispose of all or any part of its assets the value of which exceeds in the aggregate during any twelve month period EURO twenty million (€20,000,000) in one transaction or a series of transactions (whether related or not) other than:

(a) a sale, transfer, conveyance, or other disposition at arm’s length terms made in the ordinary course of business (including treasury transactions and the sale, transfer, conveyance or other disposition of equity interests) of the disposing entity;

(b) securitizations, factoring agreements, or other similar agreements or arrangements;

(c) a sale, transfer, conveyance, or other disposition at arm’s length terms for fair market value; provided, however, that the proceeds of any such sale, transfer, conveyance or other disposal are reinvested in a Permitted Business and/or applied to the repayment of existing indebtedness;

(d) a sale, transfer, conveyance, or other disposition of assets in exchange for other assets comparable and/or superior as to type, value or quality;

(e) a sale, transfer, conveyance, or other disposition by a Group Member to another Group Member;

(f) a sale, transfer, conveyance, or other disposition which when aggregated with any other sale, transfer, conveyance or other disposition effected in reliance on this clause (f) is not substantial in the context of the Group Members as a whole;

(g) a sale, transfer, conveyance, or other disposition of obsolete, worn-out or damaged assets; or

(h) a sale, transfer, conveyance, or other disposition of Equity Interests in connection with any stock compensation plan.

SECTION 9. EVENTS OF DEFAULT

9.1. Events of Default. If any of the following events shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise, or (ii) any interest on any Loan or any fee or any other amount due hereunder, within five days after the date due; or

(b) Default in Other Agreements. (i) Failure of the Borrower or any Significant Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (including any Hedge Agreement, but excluding any Indebtedness referred to in Section 9.1(a)), in each case beyond the grace period, if any, provided therefor and aggregating $100,000,000 or more, or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above, in each case beyond the grace period, if any, provided therefor, if as a result of such breach or default such Indebtedness becomes or is declared due and payable (or redeemable or subject to a mandatory offer to purchase by the obligor thereon) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Subject to the cure rights set forth in Section 9.2, failure of the Borrower or any Material Subsidiary to comply with any covenant contained in Section 8 of this Agreement, unless such failure is remedied within 25 days from the earlier of (i) a Financial Officer of the Borrower obtaining actual knowledge of such default and (ii) receipt by the Borrower of written notice by the Administrative Agent or any Lender setting forth which covenant in Section 8 has been breached as of the date of such notice; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be inaccurate in any material respect as of the date made or deemed made; or

(e) Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any covenant or material provision contained herein or any of the other Loan Documents and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Financial Officer of the Borrower obtaining actual knowledge of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a final decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of the property of any Loan Party, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party and any such event described in this clause (ii) shall continue for thirty (30) days without having been stayed, dismissed, bonded, or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party that is a Material Subsidiary or Significant Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party that is a Material Subsidiary or Significant Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Loan Party that is a Material Subsidiary or Significant Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of any Loan Party that is a Material Subsidiary or Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage) shall be entered or filed against any Loan Party that is a Material Subsidiary or Significant Subsidiary or any of their respective assets and shall remain undischarged, unpaid, unvacated, unappealed, unbonded or unstayed for a period of forty-five days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party that is a Material Subsidiary or Significant Subsidiary decreeing the dissolution or liquidation of such Loan Party; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates in excess of $100,000,000 during the term hereof or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a material lien or security interest under Section 430(k) of the Code or under section 303(k) of ERISA in an amount equal to $100,000,000 or more; or

(k) Loan Documents. At any time after the execution and delivery thereof, (i) the Guarantee Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(l) Change of Control. A Change of Control has occurred; or

(m) Subordinated Indebtedness. Any material Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee Agreement, as the case may be, as provided in any document governing any Subordinated Indebtedness; or

(n) Specified Hedge Agreements. The Borrower or any Material Subsidiary (i) defaults in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment due on early termination of, any Specified Hedge Agreement, in each case beyond the period of grace, if any, provided in such Specified Hedge Agreement; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Specified Hedge Agreement, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, after the giving of notice if required or the elapse of any grace period, a liquidation, acceleration or early termination of such Specified Hedge Agreement; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (n) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (n) shall have occurred and be continuing under Specified Hedge Agreements which have an outstanding principal amount of Indebtedness thereunder which exceeds $100,000,000; or

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or (g) above as to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

9.2. Basket Overage. Notwithstanding anything to the contrary contained in Section 9.1:

(a) For the purpose of determining whether an Event of Default under Section 9.1(c) has occurred, the Borrower may on one or more occasions deliver a written notice (the “Applicable Basket Overage Notice”) to the Administrative Agent and the Lenders describing the amount, and type, of Applicable Dollar Basket Overage and requesting that the Administrative Agent consent to the Applicable Dollar Basket Overage (such consent, the “Applicable Dollar Basket Consent”);

(b) Within five Business Days after receipt by the Administrative Agent and the Lenders of such Applicable Basket Overage Notice (the last day of such period, the “Specified Expiration Date”), the Administrative Agent (on behalf of the Lenders) shall deliver a written notice to the Borrower pursuant to which the Administrative Agent shall confirm whether or not the Lenders have granted the Applicable Dollar Basket Consent;

(c) If the Lenders grant the Applicable Dollar Basket Consent, then (x) from the date of the notice delivered to the Borrower pursuant to Section 9.2(b) (the “Notification Date”), any Default or Event of Default arising from any breach (or deemed breach) of the applicable provision of Section 8 shall be deemed waived for all purposes under this Agreement and the Loan Documents as if such breach (or deemed breach) had never occurred and (y) the Borrower shall use commercially reasonable efforts to cure the Applicable Dollar Basket Overage as quickly as possible; provided, that, if the Applicable Dollar Basket Overage has not been cured by the date which is ninety (90) calendar days after the Notification Date, then on such ninetieth (90th) calendar day, an Event of Default pursuant to Section 9.1(c) shall be deemed to have occurred on such ninetieth (90th) calendar day, with no further period for remedy thereof; and

(d) If the Lenders do not grant the Applicable Dollar Basket Consent, then such Applicable Dollar Basket Overage shall constitute a breach of Section 8 unless such breach has been remedied within 25 days from the earlier of the times specified in Section 9.1(c).

SECTION 10. THE ADMINISTRATIVE AGENT

10.1. Appointment. Each Lender hereby designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to obtain and rely on advice of counsel (which may be counsel for the Borrower or any of the Guarantors) concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement, or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement or any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases (including for the avoidance of doubt, in any determination of the Administrative Agent’s satisfaction with any document or condition) be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents with the consent (and such consent may be requested by the Administrative Agent if it deems necessary for any determination by the Administrative Agent for the purposes of this Agreement or any other Loan Document) or in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such consent or request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent previously or hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender also represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to disclose or otherwise provide to any Lender any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Person serving as Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates in any capacity.

10.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Revolving Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with, any Loan Party as though the Administrative Agent were not an agent of the Lenders. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an agent of the Lenders, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower; provided, however, that if DT (together with any DT Entities) is not the sole Lender, then the Administrative Agent may resign upon notice to the Borrower and DT effective upon 5 Business Days’ notice to the Lenders and the Borrower. Additionally, upon 5 Business Days’ notice to the Lenders, the Borrower, and the Administrative Agent, the Required Lenders may require the Administrative Agent to resign at any time. If the Administrative Agent resigns as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.1(a) or Section 9.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. The Administrative Agent Generally. Except as expressly set forth herein, the Administrative Agent shall have no duties or responsibilities hereunder in its capacity as such.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, in addition, no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with any waiver of the applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial calculations in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;

(ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee Agreement or modify the provisions of Section 11.6, in each case without the written consent of all Lenders;

(iv) [Reserved];

(v) amend, modify or waive any provision of Section 4.8 without the written consent of each Lender adversely affected thereby;

(vi) [Reserved];

(vii) [Reserved];

(viii) amend, modify or waive any provision of Section 10, Section 11.6(b)(i)(B) and Section 11.6(b)(ii)(A) through (C) without the written consent of the Administrative Agent;

(ix) [Reserved];

(x) [Reserved];

(xi) [Reserved]; or

(xii) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Obligations,” “Borrower Credit Agreement Obligations,” or “Borrower Hedge Agreement Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Group Members, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Group Members, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions of Section 11.6), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(b)(ii)(B).

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lender, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

If to the Borrower, at:

T-Mobile USA, Inc. 12920 SE 38th Street Bellevue, Washington 98006 United States of America Attention: General Counsel Fax: +1 (425) 383-7040

If to the Administrative Agent, at:

Deutsche Telekom AG Friedrich-Ebert-Allee 140 53113 Bonn Germany Attention: Stephan Wiemann/Group Treasurer Fax: +49 228-181-84088 E-mail:

Copied to:

Deutsche Telekom AG Friedrich-Ebert-Allee 140 53113 Bonn Germany Attention: General Counsel Fax: +49 228 181 74006

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder so long as any Obligations are outstanding.

11.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of outside counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its actual out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of outside counsel to all Lenders and the Administrative Agent, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, or remedial actions required or reasonably necessary pursuant to, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Group Member under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) to the extent arising from any dispute solely among Indemnitees (other than with respect to Deutsche Telekom AG (acting in its capacity as Administrative Agent hereunder) and its officers, directors, employees, Affiliates, trustees, advisors, agents and controlling persons (as Indemnitees), in connection with Deutsche Telekom AG acting in its capacity as Administrative Agent hereunder). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than ten (10) Business Days after written demand therefor and submission to the Borrower of statements payable by the Borrower pursuant to this Section 11.5 at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

11.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (y) an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person, or (z) any assignment by the Administrative Agent (or its affiliates); and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an affiliate of a Lender or an Approved Fund with respect to such Lender immediately prior to giving effect to such assignment, provided that, notwithstanding the foregoing, the consent of the Administrative Agent shall be required for an assignment made by any DT Entity to an affiliate thereof, unless such affiliate is either (i) DT or (ii) Deutsche Telekom International Finance B.V.;

provided, that, for so long as all Lenders hereunder are DT Entities, no Lender that is a DT Entity may assign any of its rights, obligations, Loans or Revolving Commitments under this Agreement to any other Person unless and until an Event of Default has occurred and is continuing.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in respect of contemporaneous assignments to or from related Approved Funds;

(C) the Assignee, if it is not already a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment by a Lender to a CLO that is an Affiliate of the assigning Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and

Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and shall be subject to the requirements imposed on it under, Sections 4.9, 4.10, 4.11, and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and shall be subject to the requirements imposed on it under, Sections 4.9, 4.10, and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement; provided that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent such disclosure is necessary to establish that the Loans, Revolving Commitment or other interests hereunder or any other Loan Document are in registered form for United States federal income tax purposes.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(e) (which shall apply in the same manner as if such Participant were a Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Revolving Notes to any Lender requiring Revolving Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9.1, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. The Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and, to the fullest extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lender.

11.14. Releases of Guarantees.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by the Lenders to take any action requested by the Borrower having the effect of releasing any guarantee obligations, and the Administrative Agent shall take any such action requested by the Borrower in a timely manner, (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) or (c) below.

(b) At such time as the Loans and the other Obligations (other than obligations under or in respect of a Borrower Hedge Agreements Obligation and other contingent Obligations) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), the Revolving Commitments have been terminated and, except as otherwise agreed by the affected Qualified Counterparties, the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid in full or secured by a collateral arrangement satisfactory to the Qualified Counterparty in its reasonable discretion, all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Upon notice from the Borrower to the Administrative Agent that a Subsidiary Guarantor shall thereafter (x) be considered an Excluded Subsidiary, Immaterial Subsidiary or a Designated Entity or an Unrestricted Subsidiary or cease to be a Subsidiary in a transaction permitted by the Loan Documents, and (y) be released from its obligations hereunder, such Subsidiary Guarantor shall be automatically released from its guarantee of the Obligations under the Loan Documents, and such Subsidiary Guarantor shall automatically cease to be a Loan Party and Group Member; provided that at the time of any such release and after giving effect to such release, such Subsidiary Guarantor is not otherwise required to be a Guarantor. In connection with any release pursuant to this clause (c), the Administrative Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release.

(d) Upon notice from the Borrower to the Administrative Agent that a Discretionary Guarantor shall be released from its obligations hereunder, such Discretionary Guarantor shall be automatically released from its guarantee of the Obligations under the Loan Documents, and such Discretionary Guarantor shall automatically cease to be a Loan Party; provided that at the time of any such release and after giving effect to such release, the Fair Market Value of the Specified Investments in, and Indebtedness of, such Discretionary Guarantor would be permitted under this Agreement and such Discretionary Guarantor is not otherwise required to be a Guarantor. In connection with any release pursuant to this clause (d), the Administrative Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release.

11.15. Confidentiality. Each Lender shall hold all nonpublic information regarding Parent and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.15) on a need to know basis, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Group Members received by it from the Administrative Agent or any Lender, (iv) disclosure necessary in connection with the defense of any action, suit or investigation brought against a Lender, provided, that such Lender shall make reasonable efforts to provide the Borrower with notice of such disclosure request so that the Borrower may seek a protective order or other appropriate remedy, and (v) disclosures required or requested by any governmental or regulatory agency or representative thereof, and self-regulatory organization or representative thereof, or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof or any self-regulatory organization or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information. The Administrative Agent and each Lender acknowledges that the information received from any Loan Party or any Affiliate thereof relating to any Loan Party or any Affiliate thereof or their respective businesses, other than any such information that is available to the Administrative Agent or Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Affiliate thereof, may include material non-public information concerning the Loan Parties or an Affiliate of the Loan Parties, as the case may be. Notwithstanding anything to the contrary herein, no DT Entity shall have any obligation under this Section 11.15 with respect to any information that (x) was within any DT Entity’s possession or furnished to any DT Entity prior to its being furnished pursuant hereto, (y) is or becomes available to any DT Entity by means other than pursuant to a requirement of this Agreement, or (z) any DT Entity has any right to receive, other than or in addition to any such right under this Agreement.

11.16. [Reserved].

11.17. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation under one or more clauses of the definition of Permitted Investments, as determined by the Borrower in its discretion. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by sending to the Administrative Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will only be permitted if no Default or Event of Default would be in existence following, and as a result of, such designation.

Notwithstanding the foregoing, the Borrower may at any time and from time to time designate any Designated Entity, by written notice to the Administrative Agent, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by the Borrower (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an officers’ certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (s) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (s).

11.19. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.20. Certain Regulatory Requirements. Any provision herein or in any other Loan Document to the contrary notwithstanding, neither the Administrative Agent nor any Lender will take any action pursuant to this Agreement, the Guarantee Agreement, or any other agreement between any Loan Party and the Administrative Agent or such Lender, as applicable, that would constitute or result in any de facto or de jure assignment of an FCC license or transfer of control of any Loan Party, if such assignment of license or transfer of control would require under then-existing law (including the written rules and regulations promulgated by, and published policies of, the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

T-MOBILE USA, INC.

By:	/s/ Dirk Wehrse
	Name:	Dirk Wehrse
	Title:	Senior Vice President, Treasury & Treasurer

Signature Page to Credit Agreement

T-MOBILE US, INC.

By:	/s/ Dirk Wehrse
	Name:	Dirk Wehrse
	Title:	Senior Vice President, Treasury & Treasurer

Signature Page to Credit Agreement

DEUTSCHE TELEKOM AG as Administrative Agent

By:	/s/ Igor Soczynski
Name:	Igor Soczynski
Title:	VP Treasury

By:	/s/ Markus Schaefer
Name:	Markus Schaefer
Title:	VP Treasury

Signature Page to Credit Agreement

DEUTSCHE TELEKOM AG as Lender

By:	/s/ Igor Soczynski
Name:	Igor Soczynski
Title:	VP Treasury

By:	/s/ Markus Schaefer
Name:	Markus Schaefer
Title:	VP Treasury

Signature Page to Credit Agreement

Annex A

PRICING GRID FOR LOANS AND COMMITMENT FEES

Pricing Level	Applicable Margin	Commitment Fee Rate
I	200 bps	25.0 bps
II	250 bps	37.5 bps
III	300 bps	50.0 bps
IV	325 bps	62.5 bps

The Applicable Margin on the Closing Date shall be Pricing Level III. Thereafter, the Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted, based on changes in the Debt to Cash Flow Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Administrative Agent pursuant to Section 7.1 (commencing with delivery of the annual audited financial statements for the period ending December 31, 2016) and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest margin set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined by the Borrower to exist on such Adjustment Date from the applicable financial statements relating to such Adjustment Date and the Borrower shall notify the Administrative Agent in writing of such determination on or prior to the applicable Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 1.75 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 2.50 to 1.00 but greater than 1.75 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 3.25 to 1.00 but greater than 2.50 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is greater than 3.25 to 1.00.

Annex B

Commitments

Lender	Revolving Commitment
Deutsche Telekom AG	$1,000,000,000

TOTAL REVOLVING COMMITMENTS	$1,000,000,000

Annex C

Terms and Conditions applicable to a Senior Notes Election

[See attached.]

ANNEX C

If, pursuant to Section 2.3 of the Unsecured Revolving Credit Agreement, dated as of December 29, 2016, by and between T-Mobile USA, Inc., a Delaware corporation (“Company”), Deutsche Telekom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany (“Purchaser”), as the initial lender, the other lenders party thereto from time to time, and the Purchaser, as administrative agent (in such capacity (but not in its capacity as lender) and together with its successors in such capacity (the “Unsecured Credit Agreement”), of which this Annex C forms a part, the Company makes a Senior Notes Election, on the Closing Date (as defined below) the Company will issue and sell to the Purchaser senior notes with the terms set forth in this Annex C (the “Notes”; the Notes together with the Guarantees (as defined below), are referred to herein as the “Securities”). The Securities will be issued under the Indenture, dated as of April 28, 2013 (as previously amended, the “Base Indenture”), and a supplemental indenture with respect to the Notes, to be dated as of the Closing Date, and substantially in the form attached hereto as Exhibit A (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each among the Company, T-Mobile US, Inc., a Delaware corporation (“Parent”), Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and the other Guarantors (as defined below) party thereto. As used in this Annex C, the term “Secured Credit Agreement” shall mean the Secured Revolving Credit Agreement, dated as of December 29, 2016 by and between the Company, Purchaser, as the initial lender, the other lenders party thereto from time to time, and the Purchaser, as administrative agent and collateral agent (in such capacity (but not in its capacity as lender) and together with its successors in such capacity. Capitalized terms used in this Annex C but not defined herein shall have the meaning given to them in the Unsecured Credit Agreement.

The aggregate principal amount of the Notes pursuant to Section 2.3 of the Unsecured Credit Agreement and Section 2.3 of the Secured Credit Agreement will equal the Senior Notes Election Amount plus the Senior Notes Election Amount (as such term is defined and used in the Secured Credit Agreement), which together shall in no event be in an aggregate principal amount that exceeds $2,500,000,000.00 minus the aggregate principal amount of Loans (as such term is defined and used in Annex A to the Secured Credit Agreement). All of the Notes issued pursuant to any Senior Notes Elections made under the Unsecured Credit Agreement and the Secured Credit Agreement shall form a single series of Notes under the Indenture.

The Notes shall mature on the Termination Date (the “Maturity Date”).

The Notes will bear interest at a fixed rate per annum (the “Interest Rate”) equal to:

(a) if the period from the Closing Date to the Maturity Date is less than six months (such period, the “LIBOR Reference Period”), (i) the rate which is interpolated on a straight-line basis from the arithmetic mean of the stated LIBOR rate for a deposit in Dollars for periods equal to the next shortest and next longest published periods either side of the LIBOR Reference Period appearing on page code “LR” of the Bloomberg screen as of 11:00 A.M., London time, on the second business day preceding the Closing Date, plus (ii) the Applicable Margin in effect under the Unsecured Credit Agreement on the second business day preceding the Closing Date; or

(b) if the period from the Closing Date to the Maturity Date is six months or more (such period, the “Swap Reference Period”), (i) the rate which is interpolated on a straight-line basis from the arithmetic mean of the fixed rate, mid-rate swaps applicable to the stated LIBOR rate for a deposit in Dollars appearing on the “S/A vs 3M” tab on page code “IRS” of the Bloomberg screen (or, if such fixed rate, mid-rate swap applicable to the stated LIBOR rate for a deposit in Dollars does not appear on page code “IRS” of the Bloomberg screen (or otherwise on such screen), the rate mutually agreed to by the Company and the Purchaser) as of 11:00 AM, London time, on the second business day preceding the Closing Date for periods equal to the next shortest and next longest published periods either side of the Swap Reference Period, plus (ii) the Applicable Margin in effect under the Unsecured Credit Agreement on the second business day preceding the Closing Date.

On the second business day preceding the Closing Date, the Company will (1) calculate the Interest Rate and (2) deliver to the Purchaser an officer’s certificate setting forth the Interest Rate showing the calculation in reasonable detail. The Securities will be sold to the Purchaser without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom.

The payment of principal of, and premium and interest on, the Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by (i) Parent, (ii) each of the Company’s subsidiaries that guarantees any senior notes issued under the Base Indenture that are outstanding as of the Closing Date or, if no senior notes issued under the Base Indenture are outstanding as of the Closing Date, each of the Company’s subsidiaries that is a guarantor under the Unsecured Credit Agreement immediately prior to the Closing Date, and (iii) any subsidiary of the Company or Parent formed or acquired after the Closing Date (as defined below) that executes an additional guarantee in accordance with the terms of the Indenture, and respective successors and assigns of Parent and the subsidiaries of the Company or Parent referred to in (ii) and (iii) above (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”).

The Purchaser is entitled to the benefits of the Stockholder’s Agreement, dated as of April 30, 2013 (the “Stockholder’s Agreement”), pursuant to which the Parent has agreed to file one or more registration statements with the Securities and Exchange Commission (the “Commission”) providing for the registration under the Securities Act of the Securities.

As used in this Annex C, the term “Transaction Documents” collectively refers to the Indenture, the Stockholder’s Agreement and the Securities.

1. Purchase of the Securities.

(a) The Company, subject to the conditions set forth in Sections 5 and 6 of this Annex C, shall issue and sell Securities to the Purchaser as provided in this Annex C, and the Purchaser agrees to purchase from the Company such Securities at a price equal to 100% of the principal amount thereof.

(b) On the Election Notice Date, the Purchaser represents, warrants and agrees that:

(i) Offshore Transaction. The Purchaser is located outside the United States and is purchasing the Securities in an “offshore transaction” as defined in Regulation S.

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(ii) Restricted Notes. The Purchaser (i) acknowledges that the issuance of the Notes has not been registered or qualified under the Securities Act or any state securities laws, and the Notes are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless they are subsequently registered and qualified under the Securities Act and applicable state laws or unless an exemption from such registration and qualification is available, and that the Notes will bear a legend to such effect, (ii) is purchasing the Notes without any intention of selling, distributing or otherwise disposing of the Notes in a manner that would violate the registration requirements of the Securities Act and (iii) agrees that all offers and sales of the Securities prior to the expiration of 40 days from the Closing Date shall be made only in accordance with Rules 903 or 904 under the Securities Act, pursuant to registration of the Securities under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act. The Purchaser confirms to the Company that it has such knowledge and experience in business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Notes and of making an informed investment decision and understands that (x) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment and (y) the purchase of the Notes by the Purchaser is a speculative investment which involves a high degree of risk of loss of the entire investment.

(iii) Adequate Information; No Reliance. The Purchaser acknowledges and agrees that (i) the Purchaser has been furnished with all materials it considers relevant to making an investment decision to purchase the Notes and has had the opportunity to review the Company’s filings and submissions with the Commission, including, without limitation, all information filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the Purchaser has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Notes, and (iii) the Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the purchase of the Notes and to make an informed investment decision with respect to the purchase of the Notes. The Purchaser understands that nothing in this Annex C or any other materials presented to the Purchaser in connection with the purchase and sale of the Notes constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors and made such investigation as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes.

(iv) No Public Market. The Purchaser understands that no public market exists for the Notes, and that there is no assurance that a public market will ever develop for the Notes.

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2. Delivery of Securities.

(a) For purposes of this Annex C, the “Closing Date” shall mean the Specified Change of Control Date. On the Closing Date, the Company shall deliver to the Trustee, for the account of the Purchaser, one or more definitive certificates evidencing the Notes, with any transfer taxes payable in connection with the sale of the Securities to the Purchaser duly paid by the Company. The Purchaser shall be responsible for any transfer taxes due on any subsequent resales of the Securities.

(b) As consideration for the respective obligations of the Company and the Purchaser pursuant to Section 2.3 of the Unsecured Credit Agreement and this Annex C, on the Closing Date (i) upon delivery to the Purchaser of such Notes, the obligation of the Company to repay the principal amount of all outstanding Loans owing under the Unsecured Credit Agreement as of the Closing Date shall be satisfied and discharged in full and the Company shall not be required to pay to the Administrative Agent or any Lender the principal amount of any Loans outstanding on the Closing Date (which shall be deemed to have occurred immediately prior to the Specified Change of Control) and (ii) the Purchaser shall be deemed to have paid the purchase price for the Notes by means of the satisfaction and discharge of such outstanding Loans and shall not be required to advance the Senior Notes Election Amount to the Company (i.e., so that there is no movement of cash from the Purchaser to the Company with respect to the Purchaser’s obligations under the Unsecured Credit Agreement or this Annex C regarding the Senior Notes Election Amount).

3. Representations and Warranties of the Company. The Company and the Guarantors jointly and severally represent and warrant to the Purchaser as of the date (the “Election Notice Date”) on which the Company delivers to Purchaser an Election Notice (as defined in the Unsecured Credit Agreement) under the Unsecured Credit Agreement and/or an Election Notice (as defined in the Secured Credit Agreement) under the Secured Credit Agreement (or such other date as is expressly stated herein):

(a) Time of Sale Information. The information (the “Public Information”) about Parent and each of Parent’s subsidiaries (the “Subsidiaries”) set forth in the Parent’s public filings with the Commission made at or prior to [ ● ], New York City time on the Election Notice Date (the “Time of Sale”, and such information, the “Time of Sale Information”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by the Purchaser expressly for use in the Time of Sale Information.

(b) Incorporated Documents. The documents constituting the Public Information, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and did not and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(c) Organization and Good Standing. As of the Election Notice Date and the Closing Date, each of the Company and the Guarantors (i) has been, or will be, as applicable, duly organized and is, or will be, as applicable, validly existing as a corporation, partnership or limited liability company in good standing under the laws of its jurisdiction of organization, (ii) has, or will have, as applicable, all requisite power and authority to carry on its business as it is currently being conducted and as described in the Time of Sale Information, and to own, lease and operate its respective properties and (iii) is, or will be, as applicable duly qualified and authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary, except for those failures to be so qualified or in good standing which (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on (A) the business, assets, financial condition, results of operations, or properties of the Company and the Guarantors, taken as a whole, (B) the long-term debt or capital stock of Parent or any Subsidiary, (C) the issuance of the Notes or the related Guarantees or (D) the validity of this Annex C or any Transaction Document or the transactions described in the Time of Sale Information.

(d) Due Authorization, Execution and Delivery; Enforceability. The Company and each of the Guarantors has and will have on the Closing Date the required corporate, limited liability company or partnership power and authority to perform its obligations under this Annex C and to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(e) The Notes and the Guarantees. The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered by the Company as provided in the Indenture and paid for by the Purchaser in accordance with the terms hereof will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) (clauses (i) and (ii) are referred to herein collectively as the “Enforceability Exceptions”), and will be entitled to the benefits of the Indenture; and the Guarantees have been duly and validly authorized by each of the Guarantors for issuance to the Purchaser pursuant to this Annex C and, when executed by the respective Guarantors in accordance with the provisions of the Indenture and when delivered to the Purchaser in accordance with the terms hereof and thereof, and when the Notes have been issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchaser in accordance with the terms hereof and thereof, will constitute valid and legally binding obligations of each of the Guarantors, entitled to the benefits of the Indenture and enforceable against each of them in accordance with their terms, subject to the effect of the Enforceability Exceptions.

(f) The Indenture. The Base Indenture has been duly and validly authorized by the Company and each Guarantor and (assuming the due authorization, execution and delivery by the Trustee) constitutes a valid and legally binding agreement of the Company and each Guarantor, enforceable against each of them in accordance with its terms, subject to the effect of the Enforceability Exceptions. The Supplemental Indenture has been duly and validly authorized

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by the Company and each of the Guarantors and, when duly executed and delivered by the Company and each Guarantor and (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company and each Guarantor, enforceable against each of them in accordance with its terms, subject to the effect of the Enforceability Exceptions. The Indenture conforms in all material respects to the applicable requirements of the Trust Indenture Act and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder. Immediately after consummation of the transactions contemplated by this Annex C, no Default or Event of Default (as such terms are defined in the Indenture) will exist.

(g) The Stockholder’s Agreement. The Stockholder’s Agreement has been duly authorized and duly executed and delivered by the Parent and constitutes a valid and legally binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions, and except that rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

(h) Investment Company Act. Each of the Company and each Guarantor is not now and, after completion of the sale of the Securities as contemplated hereunder will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(i) Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(j) Solvency. The Company and the Guarantors, on a consolidated basis, are not, nor will the Company and the Guarantors, on a consolidated basis, be, after giving effect to the performance of this Annex C and the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (i) left with unreasonably small capital with which to carry on their businesses as proposed to be conducted, (ii) unable to pay their debts (contingent or otherwise) as they mature or (iii) insolvent. The fair value and present fair saleable value of the assets of the Company and the Guarantors, on a consolidated basis, exceeds the amount that will be required to be paid on or in respect of their existing debts and other liabilities (including contingent liabilities) as they become absolute and matured.

(k) No Broker’s Fees. There are no contracts, agreements or understandings between or among Parent and the Subsidiaries, and any other person that would give rise to a valid claim against Parent or any Subsidiary or the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the sale of the Securities.

(l) No General Solicitation or Directed Selling Efforts. None of the Company or any of its controlled affiliates or any other person acting on its or their behalf (other than the Purchaser, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the

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meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.

(m) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 1(b) and its compliance with its agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Purchaser, to register the sale of the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(n) No Conflicts; No Consents Required. None of (i) the performance by the Company and each Guarantor, as applicable, of this Annex C, the execution, delivery and performance by the Company and each Guarantor, as applicable, of the Indenture and the consummation of the transactions contemplated by this Annex C and the Transaction Documents to which each of them, respectively, is a party or (ii) the issuance and sale of the Notes and the issuance of the Guarantees violates or will violate, conflicts with or will conflict with, requires or will require consent under, or results or will result in a breach of any of the terms and provisions of, or constitutes or will constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or results or will result in the creation or imposition of any “Lien” (as defined in the Indenture) upon any property or assets of Parent or any Guarantor, or an acceleration of any “Indebtedness” (as defined in the Indenture) of Parent or any Guarantor pursuant to (A) any provision of the certificate or articles of incorporation, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents of Parent or any Guarantor, (B) any bond, debenture, note, indenture, mortgage, deed of trust, loan agreement or other agreement, instrument, franchise, license or permit to which Parent or any Guarantor is a party or by which Parent or any Guarantor or their respective properties, operations or assets is or may be bound or (C) any statute, law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, domestic or foreign, except in the case of clauses (B) and (C) above as would not reasonably be expected to have a material adverse effect.

(o) Compliance with Money Laundering Laws. The operations of Parent and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where Parent and the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent or any Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the Company’s and the Guarantors’ knowledge, threatened.

(p) No Conflicts with Sanctions Laws. None of Parent, any of its Subsidiaries, or, to the Company’s and the Guarantors’ knowledge, any director, officer, agent, employee or controlled affiliate of Parent or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the

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Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other applicable sanctions authority (collectively, “Sanctions”), nor is Parent or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, Crimea and Russia (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds from the sale of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (i) to finance or facilitate the activities of any person subject to any Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by the Purchaser of Sanctions. For the past 5 years, Parent and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that is the subject of any Sanctions or with any Sanctioned Country.

(q) Foreign Corrupt Practices Act Matters. Neither Parent nor any of its Subsidiaries nor, to the knowledge of the Company and the Guarantors, any director, officer, agent, employee or controlled affiliate of Parent or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any unlawful rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Parent and its Subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

Any certificate signed by or on behalf of the Company or any Guarantor and delivered to the Purchaser or to counsel for the Purchaser pursuant to this Annex C or any of the Transaction Documents shall be deemed to be a representation and warranty by the Company or such Guarantor, as the case may be, to the Purchaser as to the matters covered thereby and not a personal representation or warranty by the person executing such certificate.

4. Further Agreements of the Company and the Guarantors. The Company and each of the Guarantors jointly and severally covenant and agree with the Purchaser that:

(a) Notice to the Purchaser. The Company will advise the Purchaser promptly, and confirm such advice in writing, (i) of the issuances by any governmental or regulatory authority of any order preventing or suspending the use of any of the Public Information or the initiation or threatening of any proceeding for that purpose, (ii) of the occurrence of any event at any time prior to the Closing Date as a result of which any of the Public Information, as then amended or

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supplemented, would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when such Public Information is filed with the Commission or delivered to the Purchaser, not misleading, (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use commercially reasonable efforts to prevent the issuance of any such order preventing or suspending the use of the Public Information or suspending any such qualification of the Securities and, if any such order is issued, will use commercially reasonable efforts to obtain as soon as possible the withdrawal thereof, and (iv) the occurrence of any actual or potential Legal Impediment (as defined herein).

(b) Supplying Information. While the Securities remain outstanding and (i) are “restricted securities within the meaning of Rule 144(a)(3) under the Securities Act and (ii) any of the Securities are beneficially owned by the Purchaser or any of the Purchaser’s affiliates, the Company and each of the Guarantors will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) DTC. The Company will assist the Purchaser in arranging for the Securities to be eligible for clearance and settlement through The Depository Trust Company (“DTC”).

(d) No Integration. Neither the Company nor any of its controlled affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(e) No Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Purchaser, as to which no covenant is given) will engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(f) On the Closing Date, the Supplemental Indenture shall be duly executed and delivered by a duly authorized officer of the Company, each of the Guarantors and the Trustee, the Notes shall be duly executed and delivered by a duly authorized officer of the Company and the Guarantees shall have been duly executed and delivered by a duly authorized officer of each of the Guarantors.

5. Conditions of Purchaser’s Obligations. The obligation of the Purchaser to purchase the Securities on the Closing Date as provided herein is subject to the performance by the Company and the Guarantors of their respective covenants and other obligations under Sections 1(a) and 4(f) hereof and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3(a) and (b) of this Annex C shall be true and correct as of the dates specified therein and the representations and warranties of the Company set forth in Sections 3(c) through (g) of this Annex C shall be true and correct as of the Closing Date;

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(b) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees (each, a “Legal Impediment”); and

(c) Legal Opinion. The Purchaser shall have received a letter from Latham & Watkins LLP, counsel for the Company, entitling Purchaser to rely on any opinion of counsel issued by Latham & Watkins LLP to the Trustee in connection with the issuance of the Notes.

6. Conditions of Company’s Obligations. The obligation of the Company to issue and sell Securities on the Closing Date as provided herein is subject to the performance by the Purchaser of its covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 1(b) of this Annex C shall be true and correct on the date of this Annex C and the Closing Date; and

(b) No Legal Impediment to Issuance. No Legal Impediment shall have occurred;

provided that the Company, in its sole discretion, may waive (in whole or in part) any failure by the Purchaser to perform its covenants and other obligations hereunder or any of the foregoing additional conditions.

7. Payment of Expenses. Whether or not the transactions contemplated by this Annex C are consummated, the Company and each of the Guarantors jointly and severally agree with the Purchaser to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation, and delivery of the Securities; (ii) the fees and expenses of the Company’s and the Guarantors’ counsel and independent accountants; and (iii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any outside counsel to such parties). Except as contemplated otherwise in this Annex C or the Stockholder’s Agreement, the Company shall not be obligated in any manner to pay or reimburse any expenses or other costs of the Purchaser, including, but not limited to, the costs and expenses of the Purchaser’s legal counsel or any costs incurred by the Purchaser in connection with the transactions contemplated hereby.

8. No Assignment; Persons Entitled to Benefit of Agreement. No party shall be permitted to assign its rights or obligations under this Annex C without the consent of all other

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parties. This Annex C shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Annex C is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from the Purchaser shall be deemed to be a successor merely by reason of such purchase.

9. Default by Purchaser. If the Purchaser shall fail to purchase and pay for any of the Securities agreed to be purchased by the Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its obligations under this Annex C, the Company shall be entitled to seek specific performance of the Purchaser’s obligation to purchase and pay for the Securities in addition to any other remedies available to the Company at law or in equity.

10. Survival. The representations, warranties and agreements of the Company, the Guarantors and the Purchaser contained in this Annex C or made by or on behalf of the Company, the Guarantors or the Purchaser pursuant to this Annex C or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, the Guarantors or the Purchaser.

11. Termination. A Senior Notes Election may be terminated prior to the Closing Date in the sole discretion of the Company, by giving written notice to the Purchaser (a “Termination Notice”), subject to the survival of the Company’s obligations under Section 7 of this Annex C. Such termination will become effective (the “Termination Effective Time”) (x) if a Termination Notice is received by Purchaser at or before 12:00 PM Bonn, Germany time on a business day, at 9:00 AM Bonn, Germany time on the next business day or (y) if a Termination Notice is received by Purchaser on a day that is not a business day or on a business day after 12:00 noon German time, at 9:00 AM Bonn, Germany time on the second business day following such receipt.

12. Registration Rights. Notwithstanding anything in the Stockholder’s Agreement to the contrary, the Parent shall not be required to file a registration statement with the Commission providing for the registration under the Securities Act of the Securities prior to the date that is three months after the Closing Date.

13. Additional Disclosures. Purchaser shall be deemed to have received any information filed by Parent or the Company with the Commission subsequent to the Election Notice Date and prior to the Closing Date. The Company may elect in its sole discretion to deliver to the Purchaser at any time prior to the Closing Date one or more disclosure schedules (the “Disclosure Schedules”). Any such Disclosure Schedules may be designated by the Company as confidential, in which case Purchaser shall keep such information confidential until the Company or Parent elects in its sole discretion to release such information.

14. Certain Defined Terms. For purposes of this Annex C, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act and (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City or Bonn, Germany.

11

[Remainder of Page Intentionally Left Blank]

12

EXHIBIT A

SUPPLEMENTAL INDENTURE

Attached.

Exhibit A-1

T-MOBILE USA, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

[ ● ]% SENIOR NOTES DUE 20[ ● ]

[NUMBER]1 SUPPLEMENTAL INDENTURE

Dated as of [ ● ], 20[ ● ]

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

[1]	Number to be inserted.

i

ARTICLE X. NOTE GUARANTEES		16

Section 10.01.	Guarantors May Consolidate, etc. on Certain Terms.	16

ii

EXHIBITS

Exhibit A	Form of Initial Note

iii

[Number] SUPPLEMENTAL INDENTURE (this “[Number] Supplemental Indenture”), dated as of [ ● ] (the “Series Issue Date”), among T-Mobile USA, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee.

WHEREAS, the Company has heretofore executed and delivered an Indenture, dated as of April 28, 2013 (the “Base Indenture”), among the Company, the Guarantors party thereto and the Trustee, providing for the issuance from time to time of one or more Series of the Company’s Notes;

WHEREAS, Section 2.02 of the Base Indenture permits the forms and terms of the Notes of any Series as permitted in Sections 2.01 and 2.02 of the Base Indenture to be established in a supplemental indenture to the Base Indenture;

WHEREAS, the Company has requested the Trustee to join with it and the Guarantors in the execution of this [Number] Supplemental Indenture in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of a Series of Notes to be known as the Company’s [ ● ]% Senior Notes due 20[ ● ] and adding certain provisions thereto for the benefit of the Holders of the Notes of such Series;

WHEREAS, the Company has furnished the Trustee with a duly authorized and executed Company Order dated [ ● ], 20[ ● ] authorizing the execution of this [Number] Supplemental Indenture and the issuance of the Notes established hereby; and

WHEREAS, all things necessary to make this [Number] Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Guarantors and the Trustee and a valid supplement to the Base Indenture have been done;

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes established hereby:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions.

The Base Indenture, as supplemented by the Eleventh Supplemental Indenture, dated as of May 1, 2013, by and among the Company, the guarantors party thereto and the Trustee, the Sixteenth Supplemental Indenture, dated as of August 11, 2014, by and among the Company, the guarantors party thereto and the Trustee, the Nineteenth Supplemental Indenture, dated as of September 28, 2015, by and among the Company, the guarantors party thereto and the Trustee, and the Twenty-Second Supplemental Indenture, dated as of August 30, 2016, by and among the

Company, the guarantors party thereto and the Trustee, and [ ● ]2, and as amended and supplemented in respect of the Notes by this [Number] Supplemental Indenture is collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined both in the Base Indenture and this [Number] Supplemental Indenture, the definition in this [Number] Supplemental Indenture shall apply to the Notes established hereby (and any Note Guarantee in respect thereof).

“$3.5B Notes” means the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.250% Senior Notes due 2021 and $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% Senior Notes due 2023, each issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc., MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable, as amended by the Third Supplemental Indenture dated April 29, 2013, as further supplemented by the Fourth Supplemental Indenture dated May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Fifth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Sixth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Seventh Supplemental Indenture, dated as of September 28, 2015, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, and as further supplemented by the Eighth Supplemental Indenture, dated as of August 30, 2016, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (as so supplemented and amended, the “$3.5B Notes Indenture”), (ii) any additional 6.250% Senior Notes due 2021 and 6.625% Senior Notes due 2023 issued under the $3.5B Notes Indenture as part of the same series, and (iii) any “Exchange Notes” (as defined in the $3.5B Notes Indenture) relating thereto.

“6 5/8% Senior Notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the 6 5/8% Senior Notes Sixth Supplemental Indenture, governing the 6 5/8% Senior Notes due 2020 issued by MetroPCS Wireless, Inc., as further supplemented by the Seventh Supplemental Indenture, dated as of May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the Eighth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the

[2]	To be updated with additional supplemental indentures, if any, entered into prior to the Series Issue Date that modify/supplement/amend the Base Indenture in a manner applicable to the Notes.

Ninth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A, as trustee, as further supplemented by the Tenth Supplemental Indenture, dated as of September 28, 2015, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as further supplemented by the Eleventh Supplemental Indenture, dated as of August 30, 2016, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

“Closing Date” means the date on which the Merger was consummated, or May 1, 2013.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Notes of this Series, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the offering, issuance and sale (in each case, whether or not successful) of the DT Notes and any “Exchange Notes” (as defined in the Base Indenture) issued in respect thereof and the Permitted MetroPCS Notes and any “Exchange Notes” (as defined in the $3.5B Notes Indenture), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, provided such costs and charges under this clause (e) shall not exceed $300.0 million in any twelve-month period, plus, for the first four years after the Closing Date, up to an additional $300.0 million in any twelve-month period related to the Transactions); plus

(5) New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Company for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio.”

“DT Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Existing Indebtedness” means (a) Indebtedness of the Company and its Subsidiaries (other than Indebtedness in respect of the DT Notes) in existence on the Closing Date, until such amounts are repaid, (b)(1) the $3.5B Notes in existence on the Closing Date (and any “Exchange Notes” (as defined in the $3.5B Notes Base Indenture) relating thereto) and the TMUS Working Capital Facility, and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $3.5B Notes and notes issued on the date of the Base Indenture (other than Indebtedness under the TMUS Working Capital Facility), in each case permitted by this clause (b), shall not exceed $20.5 billion).

“Existing Senior Notes” means (i) the 7 7/8% Senior Notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 21, 2010, among MetroPCS Wireless Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (ii) the 6 5/8% Senior Notes due 2020 issued pursuant to the 6 5/8% Senior Notes Indenture, (iii) the $3.5B Notes existing on the Closing Date, (iv) the DT Notes existing on the Closing Date, (v) the 5 1⁄4% Senior Notes due 2018 issued pursuant to the Base Indenture, as supplemented by that certain Thirteenth Supplemental Indenture, dated as of August 21, 2013, by and among the Company, the guarantors named therein and the Trustee, (vi) the 6.125% Senior Notes due 2022 issued pursuant to the Base Indenture, as supplemented by that certain Fourteenth Supplemental Indenture dated as of November 21, 2013, by and among the Company, the guarantors named therein and the Trustee, (vii) the 6.500% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Fifteenth Supplemental Indenture dated as of November 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (viii) the 6.000% Senior Notes due 2023 issued pursuant to the Base Indenture, as supplemented by that certain Seventeenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (ix) the 6.375% Senior Notes due 2025 issued pursuant to the Base Indenture, as supplemented by that certain Eighteenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (x) the 6.500% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Twentieth Supplemental Indenture dated as of November 5, 2015, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and (xi) the 6.000% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-First Supplemental Indenture dated as of April 1, 2016, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.3

“Issue Date” means the effective date of the Board Resolution, Officers’ Certificate or supplemental indenture pursuant to which the first series of DT Notes was issued under the Base Indenture, or April 28, 2013.

“Permitted Investments” means:

(1) any Investment in the Company or in any Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

[3]	To be updated in the event of any new notes issuances or other indentures or supplemental indentures prior to the Series Issue Date.

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 of the Base Indenture;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Equity Interests of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the Notes of this Series, and any Additional Notes of the same Series, (ii) the DT Notes, and any Additional Notes (as defined in the Base Indenture) of the same Series, and any Exchange Notes (as defined in the Base Indenture) relating thereto, (iii) any of MetroPCS Wireless Inc.’s 7 7/8% Senior Notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 21, 2010, among MetroPCS Wireless Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (iv) any of MetroPCS Wireless Inc.’s 6 5/8% Senior Notes due 2020 issued pursuant to the 6 5/8% Senior Notes Indenture, (v) any of the $3.5B Notes or (vi) any other Indebtedness that is pari passu with the Notes of this Series;

(10) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Company or any of its Restricted Subsidiaries;

(11) Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc., the Company and their Subsidiaries immediately prior to the Merger;

(12) Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13) Permitted Bond Hedge Transactions which constitute Investments;

(14) (a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of the Company (excluding any Person that is an Affiliate of the Company solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests or Parent’s control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of the Company’s Total Assets on the date of such Investment;

(15) Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed $250.0 million;

(16) guarantees permitted under Section 4.09 hereof; and

(17) deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(18) any Investment deemed made from time to time pursuant to Section 4.18 of the Base Indenture in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of the Company and its Subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013); and

(19) any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted MetroPCS Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Series Issue Date Existing Indebtedness” means the Notes of any Series (other than the Notes of this Series) issued under the Base Indenture and in existence on or being issued on the Series Issue Date (including the DT Notes) (and any “Exchange Notes” (as defined in the Base Indenture) relating thereto) and, in each case, the related Note Guarantees (other than the Notes issued on the Series Issue Date).

“Transactions” means (i) the Merger, (ii) the offering of the Permitted MetroPCS Notes and the DT Notes and the incurrence of the TMUS Working Capital Facility, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) the “Cash Payment” and the “MetroPCS Reverse Stock Split”, each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.

“TMUS Working Capital Facility” shall have the meaning assigned to such term in the Business Combination Agreement.

Section 1.02.	Other Definitions.

Additional Notes	2.03
Base Indenture	Recitals
[Number] Supplemental Indenture	Preamble
Series Issue Date	Preamble

Section 1.03.	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; (7) “including” means “including, without limitation”; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II.

THE NOTES

Section 2.01.	Creation of the Notes; Designations.

In accordance with Section 2.01 of the Base Indenture, the Company hereby creates a Series of Notes issued pursuant to the Indenture. The Notes of this Series shall be known and designated as the “[ ● ]% Senior Notes due 20[ ● ]” of the Company. The Notes of this Series shall be entitled to the benefits of the Note Guarantee of each Guarantor signatory hereto, or that may hereafter execute a supplemental indenture in accordance with Section 4.17 of the Base Indenture, each such Note Guarantee to be governed by Article X of the Base Indenture (including without limitation the provisions for release of such Note Guarantee in respect of the Notes of this Series pursuant to Section 10.04 of the Base Indenture).

Section 2.02.	Forms Generally.

(a) General. The Notes of this Series and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes of this Series may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note of this Series will be dated the date of its authentication. The Notes of this Series shall be in minimum denominations of $200,000 and integral multiples of $1,000.

The terms and provisions contained in the Notes of this Series will constitute, and are hereby expressly made, a part of this [Number] Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this [Number] Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any such Note conflicts with the express provisions of this [Number] Supplemental Indenture, the provisions of this [Number] Supplemental Indenture shall govern and be controlling.

(b) Global Notes. Notes of this Series issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes of this Series issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes of this Series as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes of this Series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of this Series represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of this Series represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof.

Section 2.03.	Title and Terms of Notes.

The aggregate principal amount of Notes of this Series which shall be authenticated and delivered on the Series Issue Date under the Indenture shall be $[ ● ]; provided, however, that subject to the Company’s compliance with Section 4.09 of the Base Indenture, the Company from time to time, without giving notice to or seeking the consent of the Holders of Notes of this Series, may issue additional notes (the “Additional Notes”) in any amount having the same terms as the Notes of this Series in all respects, except for the issue date, the issue price, the initial Interest Payment Date and rights under a related registration rights agreement, if any. Any such Additional Notes shall be authenticated by the Trustee upon receipt of a Company Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes of this Series issued under the Indenture) constitute a single Series of Notes under the Indenture; provided that if such Additional Notes are not fungible with the Notes of this Series for U.S. federal income tax purposes, as applicable, as determined by the Company, such Additional Notes may have a separate CUSIP number.

(a) The Notes of this Series issued on the Series Issue Date will be issued at an issue price of 100% of the principal amount thereof.

(b) The principal amount of the Notes of this Series is due and payable in full on [ ● ], 20[ ● ] unless earlier redeemed.

(c) The Notes of this Series shall bear interest (computed on the basis of a 360-day year comprised of twelve 30-day months) at the rate of [ ● ]% per annum from and including the Issue Date until maturity or early redemption; and interest will be payable semi-annually in arrears on [ ● ] 15 and [ ● ] 15 of each year (each, an “Interest Payment Date”), commencing on [ ● ] 15, 20[ ● ], to the Persons in whose name such Notes of this Series were registered at the close of business on the preceding [ ● ] 1 or [ ● ] 1, respectively.4

(d) Principal of and interest on the Notes of this Series shall be payable as set forth in Exhibit A.

(e) Other than as provided in Article III of this [Number] Supplemental Indenture, the Notes of this Series shall not be redeemable.

[4]	NTD – First Interest Payment Date to be the [15th] day of the month in which the six month anniversary of the Series Issue Date occurs. If maturity date of Notes is less than one year from the first anniversary of the Series Issue Date, the timing of the Interest Payment Date (e.g., at maturity) to be discussed.

(f) The Notes of this Series shall not be entitled to the benefit of any mandatory redemption or sinking fund.

(g) The Notes of this Series shall not be convertible into any other securities.

(h) The Notes of this Series will be unsubordinated debt securities and will be entitled to unsubordinated Note Guarantees of the Guarantors in accordance with the terms of the Indenture.

(i) The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes of this Series until such time as the Trustee has resigned or a successor has been appointed.

(j) The Notes of this Series will initially be evidenced by one or more Global Notes issued in the name of Cede & Co., as nominee of The Depository Trust Company.

(k) The Company shall pay principal of, premium, if any, and interest on the Notes of this Series in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

(l) The terms and provisions of Appendix A of the Base Indenture shall apply to the Notes of this Series.

Section 2.04.	Transfer and Exchange.

The Notes of this Series shall be issued in registered form and shall be transferable only upon the surrender of a Note of this Series for registration of transfer and in compliance with Appendix A of the Base Indenture.

When Notes of this Series are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of this Series of other denominations, the Registrar will register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes of this Series at the Registrar’s request. A Holder of Notes of this Series may transfer or exchange Notes of this Series only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder of Notes of this Series, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Prior to due presentment of any Note of this Series for registration of transfer, the Company, the Trustee, any agent of the Company or the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note of this Series is registered as the absolute owner of such Note for all purposes, including for the purpose of receiving payment of principal of, and any premium and any interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note of this Series shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes of this Series issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as such Notes surrendered upon such transfer or exchange.

ARTICLE III.

REDEMPTION AND PREPAYMENT

Section 3.01.	Optional Redemption.

The Notes of this Series may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption price set forth in Section 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made part of this [Number] Supplemental Indenture, together with accrued and unpaid interest to, but not including, the redemption date.

Section 3.02.	Redemption Procedures.

The provisions of Article III of the Base Indenture shall apply in the case of a redemption pursuant to this Article III.

ARTICLE IV.

COVENANTS

With respect to this Series of Notes, Article IV of the Base Indenture shall be amended as follows:

Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries.

The provisions of Section 4.08(b)(3) of the Base Indenture shall be amended to read as follows:

“(3) Series Issue Date Existing Indebtedness, the Notes issued on the Series Issue Date, and any Additional Notes of the same Series, the Note Guarantees in respect thereof, and the Base Indenture, as supplemented by the [Number] Supplemental Indenture;”.

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock.

Section 4.09(b)(2) of the Base Indenture shall be amended to read as follows:

“(2) the incurrence by the Company and its Restricted Subsidiaries of any Existing Indebtedness or any Series Issue Date Existing Indebtedness;”.

Section 4.09(b)(3) of the Base Indenture shall be amended to read as follows:

“(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes to be issued on the date of the [Number] Supplemental Indenture and the related Note Guarantees;”.

Section 4.09(b)(18) of the Base Indenture shall be amended to read as follows:

“(18) the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes of this Series;”.

Section 4.11	Transactions with Affiliates.

Section 4.11(b) of the Base Indenture shall be amended by (i) inserting the word “and” after the semicolon at the end of clause (11); (ii) deleting “; and” at the end of clause (12) and replacing it with a period and (iii) deleting clause (13).

Section 4.17	Additional Note Guarantees.

Section 4.17 of the Base Indenture shall be amended and restated in its entirety as follows:

“If (a) the Company or any of the Company’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (and such Subsidiary is a Wholly-Owned Subsidiary and is neither a Designated Tower Entity, the Reinsurance Entity nor an Immaterial Subsidiary) after the Series Issue Date or (b) any Restricted Subsidiary of the Company guarantees any Specified Issuer Indebtedness of the Company after the Series Issue Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Equity Interests of the Company, then the Company or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary, Restricted Subsidiary or Subsidiary of Parent to become a Guarantor of the Notes of this Series and execute a supplemental indenture and, if requested by the Trustee, deliver an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.”

Section 4.19	Changes in Covenants When Notes Rated Investment Grade.

The first clause of the first sentence of Section 4.19 shall be amended to replace the words “Closing Date” with the words “Series Issue Date”.

ARTICLE V.

MISCELLANEOUS

Section 5.01.	Effect of [Number] Supplemental Indenture.

(a) This [Number] Supplemental Indenture is a supplemental indenture within the meaning of Section 2.02 of the Base Indenture, and the Base Indenture shall (notwithstanding Section 12.12 thereof or Section 5.04 hereof) be read together with this [Number] Supplemental Indenture and shall have the same effect over the Notes of this Series, in the same manner as if the provisions of the Base Indenture and this [Number] Supplemental Indenture were contained in the same instrument.

(b) In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this [Number] Supplemental Indenture.

Section 5.02.	Governing Law.

THE INDENTURE AND THE NOTES OF THIS SERIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5.03.	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS [Number] SUPPLEMENTAL INDENTURE.

Section 5.04.	No Adverse Interpretation of Other Agreements.

Subject to Section 5.01, this [Number] Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Subject to Section 5.01, any such other indenture, loan or debt agreement may not be used to interpret this [Number] Supplemental Indenture.

Section 5.05.	Successors.

All agreements of the Company in this [Number] Supplemental Indenture and the Notes of this Series will bind its successors. All agreements of the Trustee in this [Number] Supplemental Indenture will bind its successors. All agreements of each Guarantor in this [Number] Supplemental Indenture will bind its successors, except as otherwise provided in Section 10.04 of the Base Indenture.

Section 5.06.	Severability.

In case any provision in this [Number] Supplemental Indenture or in the Notes of this Series is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 5.07.	Counterparts.

This [Number] Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this [Number] Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this [Number] Supplemental Indenture as to the parties hereto and may be used in lieu of the original [Number] Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

Section 5.08.	Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this [Number] Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this [Number] Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 5.09.	Beneficiaries of this [Number] Supplemental Indenture.

Nothing in this [Number] Supplemental Indenture or in the Notes of this Series, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes of this Series, any benefit or any legal or equitable right, remedy or claim under this [Number] Supplemental Indenture.

Section 5.10.	No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes of this Series, this [Number] Supplemental Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes of this Series by accepting a Note of this Series waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes of this Series.

Section 5.11.	The Trustee.

The Trustee shall not be responsible or liable for the validity or sufficiency of, or the recitals in, this [Number] Supplemental Indenture and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee and the Agents shall be applicable in respect of the Notes of this Series and of this [Number] Supplemental Indenture as fully and with like effect as set forth in full herein.

ARTICLE VI.

[DEFAULTS AND REMEDIES]

[With respect to this Series of Notes, Article VI of the Base Indenture shall be amended as follows:

Section 6.01.	Events of Default.

Section 6.01(1) shall be amended to delete the words “(including Additional Interest, if any)”.]

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

[RESERVED]

ARTICLE IX.

[RESERVED]

ARTICLE X.

NOTE GUARANTEES

With respect to this Series of Notes, Article X of the Base Indenture shall be amended as follows:

Section 10.01.	Guarantors May Consolidate, etc. on Certain Terms.

Section 10.05(2)(A) shall be amended to delete the words “in form and substance reasonably satisfactory to the Trustee”.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this [Number] Supplemental Indenture to be duly executed, all as of the date first written above.

T-MOBILE USA, INC.

By:
Name:
Title:

[Signature page to [Number] Supplemental Indenture]

GUARANTORS:[5]
[ ● ]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

By:
Name:
Title:

[5]	List of guarantors to be confirmed prior to the execution date of this supplemental indenture.

[Signature page to [Number] Supplemental Indenture]

EXHIBIT A

[Form of Face of Initial Note]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE [Number] SUPPLEMENTAL INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[Restricted Notes Legend for Definitive Notes held by DT]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.]

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[CUSIP]

[ISIN]

[ ● ]% Senior Notes due 20[ ● ]

No.	$

T-MOBILE USA, INC.

promises to pay to                      or registered assigns,

the principal sum of                      DOLLARS on [ ● ], 20[ ● ].

Interest Payment Dates: [ ● ] 15 and [ ● ] 15.

Record Dates: [ ● ] 1 and [ ● ] 1.

Dated:             , 20[ ● ]

T-MOBILE USA, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee
By: Deutsche Bank National Trust Company

By:
Authorized Signatory

[Form of Reverse Side of Initial Note]

[ ● ]% Senior Notes due 20[ ● ] (the “Notes”)

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Interest (computed on the basis of a 360-day year comprised of twelve 30-day months) shall accrue on the principal amount of this Note from and including [             ], 20[ ● ] until maturity at a rate per annum equal [ ● ]%.

The Company promises to pay interest semi-annually in arrears on [ ● ] 15 and [ ● ]15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [ ● ] 15, 20[ ● ]. If an Interest Payment Date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the [ ● ] 1 or [ ● ] 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the books and records of the Registrar; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such money of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Holder of a Definitive Note is not required to surrender such Definitive Note to the Trustee in order to receive payment of principal at maturity. Such Definitive Note, after payment has been made, shall be cancelled without the requirement of presentation.

(3) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes pursuant to an Indenture dated as of April 28, 2013 (the “Base Indenture”) among the Company, the Guarantors and the Trustee, as amended and supplemented with respect to the Notes by the [Number] Supplemental Indenture

dated as of [            ], 20[ ● ] (the “[Number] Supplemental Indenture”; the Base Indenture, as supplemented by the Eleventh Supplemental Indenture, dated as of May 1, 2013 by and among the Company, the guarantors party thereto and the Trustee, the Sixteenth Supplemental Indenture, dated as of August 11, 2014 by and among the Company, the guarantors party thereto and the Trustee, the Nineteenth Supplemental Indenture, dated as of September 28, 2015, by and among the Company, the guarantors party thereto and the Trustee and the Twenty-Second Supplemental Indenture, dated as of August 30, 2016, by and among the Company, the guarantors party thereto and the Trustee, and as amended and supplemented in respect of the Notes by the [Number] Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and, to the extent so included in the Indenture, to the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured, unsubordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

The Company may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control Triggering Event, the Company will be required to make a Change of Control Offer to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date for periods prior to such repurchase date pursuant to Section 4.15 of the Base Indenture. Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder and the Trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event, offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within twenty days of each date on which the aggregate amount of Excess Proceeds exceeds $100.0 million, the Company shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an Asset Sale Offer pursuant to Section 4.10 of the Base Indenture to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes (including any Additional Notes) and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds thereof plus accrued and unpaid interest thereon to, but not including, the date of consummation of the purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. Notice of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed, except that redemption notices may be sent or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes (i) for a period beginning at the opening of business 15 days immediately preceding the sending of notice of redemption of Notes selected for redemption and ending at the close of business on the day such notice is sent or (ii) during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend and supplement the Indenture as provided in the Base Indenture.

(12) DEFAULTS AND REMEDIES. If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Company, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

[(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.]

(18) GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

Fax: (425) 383-7040

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Base Indenture, check the appropriate box below:

☐  Section 4.10                     ☐  Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $         principal amount of Notes held in definitive form by the undersigned.

The undersigned has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐	(1)	to the Company; or

☐	(2)	to the Registrar for registration in the name of the Holder, without transfer; or

☐	(3)	pursuant to an effective registration statement under the Securities Act of 1933; or

☐	(4)	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

☐	(5)	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

☐	(6)	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive officer

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Notes Custodian

*	This schedule should be included only if the Note is issued in global form.

Schedule 1.1

EXCEPTED LIENS

1. Liens created pursuant to the Airtime Receivables Facility as stipulated in the certain (i) Receivables Sale and Conveyancing Agreement, dated as of February 26, 2014 (as amended on November 28, 2014 and January 9, 2015, the “Conveyancing Agreement”), among T-Mobile West LLC, T-Mobile Central LLC, T-Mobile Northeast LLC, T-Mobile South LLC, Powertel/Memphis, Inc., Triton PCS Holdings Company L.L.C., SunCom Wireless Operating Company, L.L.C. and T-Mobile PCS Holdings, (ii) the Receivables Sale and Contribution Agreement, dated as of February 26, 2014, (as amended on November 28, 2014, January 9, 2015 and November 30, 2016, the “Contribution Agreement”), between T-Mobile PCS Holdings and T-Mobile Airtime Funding LLC and (iii) the Second Amended and Restated Master Receivables Purchase Agreement, dated as of November 30, 2016 (the “Master Receivables Purchase Agreement”), among, T-Mobile Airtime Funding LLC, as funding seller, Billing Gate One LLC, as purchaser, Landesbank Hessen-Thüringen Girozentrale, as bank purchasing agent, The Bank of Tokyo Mitsubishi UFJ, Ltd., as bank collection agent, T-Mobile PCS Holdings, as servicer, and TMUS, as performance guarantor.

2. Liens created pursuant to the Towers Transaction as stipulated in the Master Agreement, dated as of September 28, 2012, among the Borrower, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Borrower.

Schedule 5.3

GOVERNMENTAL REQUIREMENTS

None.

Schedule 5.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

Schedule 5.8

OWNERSHIP OF PROPERTY; LIENS; ETC.

None.

EXHIBIT A

FORM OF GUARANTEE AGREEMENT

See attached.

Execution Version

GUARANTEE AGREEMENT

made by

T-MOBILE US, INC.,

T-MOBILE USA, INC.,

AND CERTAIN SUBSIDIARIES OF T-MOBILE US, INC.,

in favor of

DEUTSCHE TELEKOM AG,

as Administrative Agent

Dated as of December 29, 2016

-i-

SCHEDULES

Schedule 1	Notice Addresses of Guarantors

ANNEXES

Annex I	Assumption Agreement

-ii-

GUARANTEE AGREEMENT, dated as of December 29, 2016 made by T-Mobile USA, Inc., a Delaware corporation, as borrower (the “Borrower”), T-Mobile US, Inc., a Delaware corporation (“Parent”), and each of the Subsidiaries of Parent signatory hereto (each such Subsidiary, together with any other Subsidiary of Parent that may become a party hereto as provided herein, individually a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”), in favor of Deutsche Telekom AG, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Guaranteed Parties. Parent and the Subsidiary Guarantors are collectively referred to herein as the “Guarantors” and each, individually, as a “Guarantor.”

RECITALS

A. Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein.

B. The Borrower is a member of an affiliated group of companies that includes each Guarantor.

C. The proceeds of the extensions of credit under the Credit Agreement will be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes.

D. The Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and, to the extent applicable, from the Specified Hedge Agreements and the Specified Cash Management Agreements.

E. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement and, to the extent applicable, of Qualified Counterparties to provide financial accommodations under Specified Hedge Agreements and Specified Cash Management Agreements that the Borrower and the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Guaranteed Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, to induce the Qualified Counterparties to enter into Specified Hedge Agreements and to induce the Qualified Counterparties to enter into Specified Cash Management Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Guarantors hereby agree with the Administrative Agent, for the benefit of the Guaranteed Parties, as follows:

SECTION 1.	DEFINED TERMS

1.1. Definitions.

(a) Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein (including in the introductory paragraph and the recitals) shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee Agreement, as amended, modified or restated from time to time.

“Borrower Cash Management Agreement Obligations”: all obligations and liabilities of the Borrower to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Agreement or any other document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in any Specified Cash Management Agreement after the maturity of the obligations thereof and interest accruing at the then applicable rate provided in any Specified Cash Management Agreement after the commencement of any bankruptcy case or insolvency, reorganization or like proceeding in which the Borrower is the debtor and all reasonable out of pocket fees and disbursements of external counsel to the Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Cash Management Agreement).

“Borrower Credit Agreement Obligations”: the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, any Lender or any Indemnitee, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement or the other Loan Documents or any other document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding in which the Borrower is the debtor and all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any such case or proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Borrower Hedge Agreement Obligations”: all obligations and liabilities of the Borrower to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in such Specified Hedge Agreement after the maturity of the obligations thereof and interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the commencement of any bankruptcy case or insolvency, reorganization or like proceeding in which the Borrower is the debtor and all reasonable out of pocket fees and disbursements of external counsel to the Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).

“Borrower Obligations”: the Borrower Credit Agreement Obligations, Borrower Hedge Agreement Obligations, and Borrower Cash Management Agreement Obligations.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Credit Agreement”: that certain Unsecured Revolving Credit Agreement, dated as of December 29, 2016 by and among the Borrower, Deutsche Telekom AG, as initial lender, and the financial institutions and entities from time to time parties thereto (the “Lenders”), and the Administrative Agent, as amended, supplemented, or otherwise modified from time to time.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Guaranteed Party”: the Administrative Agent, the Lenders and Indemnitees and, with respect to any Specified Hedge Agreement or Specified Cash Management Agreement, the Qualified Counterparty party thereto, and each of their respective successors and transferees.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding, in which a Guarantor is a debtor); provided, that, with respect to any Guarantor, Guarantor Obligations shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Specified Cash Management Agreement”: any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Subsidiaries by a Qualified Counterparty in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis that has been designated as a Specified Cash Management Agreement. The designation of any such arrangement as a Specified Cash Management Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with any claim against the Borrower or any Guarantor under the Loan Documents.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

1.2. Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to the Borrower or any Guarantor not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect as of May 1, 2013, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature, and (v) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(b) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section and Schedule references are to this Agreement unless otherwise specified.

(c) The meanings given to capitalized terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) [Reserved]

(e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds.

SECTION 2.	GUARANTEE

2.1. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably and as a primary obligor and not merely as a surety, guarantees to the Administrative Agent, for the ratable benefit of the Guaranteed Parties and their respective successors, indorsees, transferees, and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Borrower Obligations by way of an independent payment obligation.

(b) Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Borrower Obligations, including specifically all future increases in the outstanding amount of the Loans and other future increases in the Borrower Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof; provided, for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any equity interest in such Guarantor, enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable federal or state fraudulent transfer or fraudulent conveyance law (giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Guaranteed Party hereunder.

(d) The guarantee contained in this Section 2.1 (i) shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 have been satisfied by payment in full (other than obligations in respect of Specified Cash Management Agreements and contingent obligations) and all commitments to extend credit under the Loan Documents have terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, and (ii) shall survive the repayment of the Loans and the termination of commitments to extend credit under the Loan Documents and remain enforceable as to all Borrower Obligations that survive such repayment, termination and release.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Guaranteed Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Borrower Obligations then outstanding or thereafter incurred.

2.2. Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Borrower Obligations by the Borrower or any Guarantor or is received or collected on account of the Borrower Obligations from the Borrower or any Guarantor or its property:

(a) If such payment is made by the Borrower or from its property, the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any Guarantor or (ii) to be subrogated to any claim, interest, right or remedy of any Guaranteed Party against any other Person, including any Guarantor or its property.

(b) If such payment is made by Parent or from its property or if any payment is made by Parent or from its property in satisfaction of the reimbursement right of any Guarantor set forth in Section 2.2(c), such payment shall constitute a contribution by Parent to the common equity capital of the Borrower and Parent shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from the Borrower or any Guarantor or (ii) to be subrogated to any claim, interest, right or remedy of any Guaranteed Party against any other Person, including the Borrower or any Guarantor or its property.

(c) If such payment is made by a Subsidiary Guarantor or from its property, such Subsidiary Guarantor shall be entitled but not obligated, subject to and upon payment in full of all outstanding Obligations and termination of all commitments to extend credit under the Loan Documents, (i) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (ii) to demand and enforce contribution in respect of such payment from each other Subsidiary Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Subsidiary Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Subsidiary Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Subsidiary Guarantors based on the relative value of their assets (net of their liabilities, other than Obligations) and any other equitable considerations deemed appropriate by the court.

(d) [Reserved]

(e) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Obligations. Until payment in full of the Obligations and termination of all commitments to extend credit under the Loan Documents, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Guaranteed Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(f) The obligations of the Guarantors under the Loan Documents, including their liability for the Obligations, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Guaranteed Party against any Guarantor or its property. The Guaranteed Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(g) Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 2.2 and (ii) neither the Administrative Agent nor any other Guaranteed Party shall ever have any duty or liability whatsoever in respect of any such right.

2.3. Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Guaranteed Party may be rescinded by such Guaranteed Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Party, and the Credit Agreement and the other Loan Documents, any Specified Hedge Agreement, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders or all Lenders, as the case may be, or, in the case of Specified Hedge Agreements, the relevant Qualified Counterparty) may deem advisable from time to time in accordance with the terms of the Loan Documents or Specified Hedge Agreement, as applicable, and any guarantee or right of offset at any time held by any Guaranteed Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.

2.4. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Guaranteed Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The Borrower Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document or any Specified Hedge Agreement, any Specified Cash Management Agreement, any of the Borrower Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Guaranteed Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any guarantee for the Borrower Obligations or any right of offset with respect thereto, and none of the following shall relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied, or available as a matter of law, of any Guaranteed Party against any Guarantor:

(a) any failure by any Guaranteed Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such guarantee or right of offset;

(b) any default, failure, or delay, willful or otherwise, in the performance of any of the Borrowing Obligations;

(c) any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full of all Borrowing Obligations);

(d) any change in the corporate existence, structure, or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization, or other similar proceedings affecting any such Loan Party or its assets or any resulting release or discharge of any of the Borrowing Obligations; or

(e) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Guaranteed Parties.

For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5. Reinstatement. The guarantee contained in this Section 2 shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, (a) any payment of any of the Borrower Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, in whole or in part, or (b) any Guaranteed Party gives value pursuant to any good faith settlement of any claim that any such payment should be set aside, avoided, rescinded, restored or returned, and in each case such reinstatement and enforceability shall be effective as fully as if such payment had not been made.

2.6. Payments. Each Guarantor hereby agrees to pay all amounts payable by it under this Section 2 to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office specified in the Credit Agreement.

SECTION 3.	[RESERVED]

SECTION 4.	REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into the Specified Hedge Agreements and the Specified Cash Management Agreements, Borrower and each Guarantor hereby represents and warrants to each Guaranteed Party that:

4.1. Representations in Credit Agreement. In the case of each Subsidiary Guarantor, the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Subsidiary Guarantor or to the Loan Documents to which such Subsidiary Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects on and as of the date hereof as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and each Guaranteed Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Subsidiary Guarantor’s knowledge.

SECTION 5.	COVENANTS

The Borrower and each Subsidiary Guarantor covenant and agree with the Guaranteed Parties that, from and after the date of this Agreement until the Termination Date, or the earlier release of the Borrower or such Subsidiary Guarantor from their obligations hereunder pursuant to the terms hereof, the Borrower and each such Subsidiary Guarantor shall comply with the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by the Borrower or such Subsidiary Guarantor.

SECTION 6.	[RESERVED]

SECTION 7.	THE ADMINISTRATIVE AGENT

7.1. [Reserved]

7.2. [Reserved]

7.3. [Reserved]

7.4. Authority, Immunities and Indemnities of Administrative Agent. Each Guarantor acknowledges, and, by acceptance of the benefits hereof, each Guaranteed Party agrees, that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Guaranteed Parties, be governed by the Credit Agreement and that the Administrative Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Guaranteed Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Administrative Agent, including Section 10 thereof, as fully as if such Guaranteed Party were a Lender. The Administrative Agent shall be conclusively presumed to be acting as agent for the Guaranteed Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.	MISCELLANEOUS

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or the Borrower or any Guarantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification.

(a) The Borrower and each Guarantor agrees to pay, without duplication, or reimburse each Guaranteed Party for, all its reasonable out of pocket costs and expenses incurred in collecting against the Borrower or such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Borrower or such Guarantor is a party, including the reasonable fees and disbursements of external counsel to each Lender and of counsel to the Administrative Agent.

(b) The Borrower and each Guarantor agrees to pay, without duplication, and to save the Guaranteed Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement.

(c) The Borrower and each Guarantor agrees to pay, without duplication, and to save the Guaranteed Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement on the terms set forth in Section 11.5 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Borrower and each Guarantor and shall inure to the benefit of the Guaranteed Parties and their successors and assigns; provided that neither the Borrower nor any Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and, unless so consented to, each such assignment, transfer or delegation by the Borrower or any Guarantor shall be void. By accepting the benefits of the Loan Documents, each Qualified Counterparty agrees to be bound by all of the applicable provisions thereof. Without limiting the foregoing, no Qualified Counterparty shall be entitled to the benefits of this Agreement unless such Qualified Counterparty shall have executed and delivered to the Administrative Agent and the Borrower a written instrument in form and substance satisfactory to the Administrative Agent with respect to its obligations under the Loan Documents.

8.6. Set-Off. The Borrower and each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to the Borrower or such Guarantor or any other Guarantor, any such notice being expressly waived by the Borrower and each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Guaranteed Party to or for the credit or the account of the Borrower or such Guarantor, or any part thereof in such amounts as such Guaranteed Party may elect, against and on account of the obligations and liabilities of the Borrower and such Guarantor to such Guaranteed Party hereunder and claims of every nature and description of such Guaranteed Party against the Borrower or such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Guaranteed Party may elect, whether or not any Guaranteed Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Guaranteed Party shall notify the Borrower or such Guarantor promptly of any such set-off and the application made by such Guaranteed Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Guaranteed Party under this Section are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent or such Lender may have.

8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by e-mail or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower and the Guarantors and the Guaranteed Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Guaranteed Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12. Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and, to the fullest extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 8.2 or at such other address of which the other parties shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13. Acknowledgements. The Borrower and each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Guaranteed Party has any fiduciary relationship with or duty to the Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower or Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Parties or among the Borrower and Guarantors and the Guaranteed Parties.

8.14. Additional Guarantors. Each Subsidiary of Parent that is required to become a party to this Agreement pursuant to Section 7.10 of the Credit Agreement shall become a Subsidiary Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

8.15. Releases.

(a) At such time as the Loans and all other Obligations (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made, Borrower Hedge Agreement Obligations and Borrower Cash Management Agreement Obligations) have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), all commitments to extend credit under the Loan Documents have terminated and, except as otherwise agreed by the affected Qualified Counterparties, the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid or secured by a collateral arrangement satisfactory to the Qualified Counterparty, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Borrower and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of the Borrower following any such termination, the Administrative Agent shall promptly execute and deliver to the Borrower or the applicable Guarantor such documents (in form and substance satisfactory to the Administrative Agent) as the Borrower may reasonably request to evidence such termination.

(b) At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement (including Sections 11.14(c) and (d) thereof); provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16. WAIVER OF JURY TRIAL. THE BORROWER AND EACH GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH OTHER GUARANTEED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

T-MOBILE USA, INC.

By:
	Name:	J. Braxton Carter
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page – Guarantee Agreement]

T-MOBILE US, INC.

By:
	Name:	J. Braxton Carter
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page – Guarantee Agreement]

IBSV LLC
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS TEXAS, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY, LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LEASING LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION
VOICESTREAM PITTSBURGH GENERAL PARTNER, INC.
VOICESTREAM PITTSBURGH, L.P.

By:
Name:	J. Braxton Carter
Title:	Authorized Person of each of the above named entities

[Signature Page – Guarantee Agreement]

Accepted and Agreed:

Deutsche Telekom AG, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page – Guarantee Agreement]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Notices to each Guarantor shall be addressed to such Guarantor at the notice address of the Borrower set forth in Section 11.2 of the Credit Agreement.

Annex I

to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of             , 20    , made by                                         , a                      corporation/limited liability company/limited partnership (the “Additional Guarantor”), in favor of Deutsche Telekom AG, as administrative agent (in such capacity, the “Administrative Agent”) for itself, as initial lender, and the financial institutions and entities from time to time parties to the Credit Agreement referred to below (the “Lenders”). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

RECITALS

A. T-Mobile USA, Inc. (the “Borrower”), the Lenders and the Administrative Agent have entered into an Unsecured Revolving Credit Agreement, dated as of December 29, 2016 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

B. In connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into a Guarantee Agreement, dated as of December 29, 2016 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Parties (as defined in the Guarantee Agreement);

C. WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

D. WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 8.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Subsidiary Guarantor thereunder with the same force and effect as if originally named therein as a Subsidiary Guarantor and, without limiting the generality of the foregoing, hereby expressly guarantees the Borrower Obligations as set forth in Section 2 thereof and assumes all other obligations and liabilities of a Guarantor set forth therein. The Additional Guarantor hereby represents and warrants that the representations and warranties contained in Section 4 of the Guarantee Agreement are true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) solely with respect to such Additional Guarantor as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED

A-1

IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF SECTIONS 8.1, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.12, 8.13 AND 8.16 OF THE GUARANTEE AGREEMENT SHALL APPLY WITH LIKE EFFECT TO THIS ASSUMPTION AGREEMENT, AS FULLY AS IF SET FORTH AT LENGTH HEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 7.12 of the Unsecured Revolving Credit Agreement, dated as of December 29, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile US, Inc., a Delaware corporation, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am a duly elected, qualified and acting Financial Officer of the Borrower.

2. To my knowledge, as of the date hereof, [no Default pursuant to Sections 9.1(a), 9.1(b), 9.1(f), or 9.1(g) and no Event of Default has occurred and is continuing] / [a Default pursuant to Section [9.1(a)], [9.1(b)], [9.1(f)] or [9.1(g)] / [an Event of Default] has occurred and is continuing as more particularly described in Annex 1 hereto]1.

IN WITNESS WHEREOF, I execute this Compliance Certificate in my capacity as                      of the Borrower and not in my individual capacity as of this      day of             , 20    .

T-MOBILE USA, INC.

By:
Name:
Title:

[1]	If an enumerated Default, or an Event of Default, has occurred and is continuing as of the date of this Compliance Certificate, Annex 1 should specify the details thereof and any actions being taken (or proposed to be taken) with respect thereto.

EXHIBIT B-1

EXHIBIT C

FORM OF CLOSING DATE CERTIFICATE

[            ], 2016

Pursuant to subsection 6.1(b) of (i) the Secured Revolving Credit Agreement, dated as of the date hereof (the “Secured Revolving Credit Agreement”), by and among T-Mobile US, Inc., a Delaware corporation (the “Parent”), T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), Deutsche Telekom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, as the initial Lender, the other Lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent and collateral agent, and (ii) the Unsecured Revolving Credit Agreement, dated as of the date hereof (the “Unsecured Revolving Credit Agreement” and together with the Secured Revolving Credit Agreement, the “Credit Agreements” and each, a “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreements and used herein shall have the meanings given to them in the Credit Agreements), by and among the Parent, the Borrower, Deutsche Telekom AG, as the initial Lender, and Deutsche Telekom AG, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), the undersigned Authorized Officer of the Borrower hereby certifies, in his capacity as Authorized Officer and not in his individual capacity, on behalf of the Borrower as follows, on the date hereof:

1. The representations and warranties in Section 5 of the Credit Agreements are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

2. No Default or Event of Default has occurred and is continuing.

[Signature page follows]

EXHIBIT C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name, in his capacity as an Authorized Officer of the Borrower and not in his individual capacity, as of the date first set forth above.

T-MOBILE USA, INC.

By:
	Name:	[ ]
	Title:	[ ]

EXHIBIT C-2

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Unsecured Revolving Credit Agreement, dated as of December 29, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile US, Inc., a Delaware corporation, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), Deutsche Telekom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, as the initial Lender, the other Lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. The Assignor and Assignee identified on Schedule l hereto (the “Assignor” and the “Assignee”, respectively) agree as follows:

2. The Assignor hereby irrevocably sells and assigns, to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to its Revolving Commitment in a principal amount as set forth on Schedule 1 hereto.

3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Interest, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document

EXHIBIT D-1

furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 4.10(e) of the Credit Agreement; and (f) represents and warrants that it is an Eligible Assignee.

5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered, together with the $3,500 recordation fee and administrative questionnaire, to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 11.6 of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to and on the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

7. [From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interest and to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent of the Assigned Interest and to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.] / [From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interest and to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent of the Assigned Interest and to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, provided, that the Assignor shall retain the sole right to approve any amendment, modification, or waiver of any provision of the Credit Agreement and the other Loan Documents, [provided, however, that the Assignor will not, without the consent of the Assignee, agree to any amendment, modification, or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 of the Credit Agreement and (2) directly affects the Assignee.]]2

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[2]	To be used in the case of an assignment by an Assignor to a CLO that is an Affiliate of the Assignor.

EXHIBIT D-2

Schedule 1

to Assignment and Assumption

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned	Commitment Percentage Assigned[3]
$		%

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Accepted:	Consented to:
DEUTSCHE TELEKOM AG, as Administrative Agent		[T-MOBILE USA, INC.

By:	By:
Name:	Name:

Title:		Title:]

[DEUTSCHE TELEKOM AG, as Administrative Agent

By:

Name:

Title:]

[3]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

EXHIBIT D-3

EXHIBIT E

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	[New York, New York]
, 20

FOR VALUE RECEIVED, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to                      or its registered assigns (the “Lender”) at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Termination Date, the principal amount of (a)              DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender outstanding under the Credit Agreement. The Borrower further agrees to pay interest in Dollars at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to record on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof and the length of each Interest Period with respect to each Loan. Each such notation shall constitute prima facie evidence of the accuracy of the information recorded. The failure to make any such record or any error in any such record shall not affect the obligations of the Borrower in respect of any Loan.

This Note (a) is one of the Notes referred to in the Unsecured Revolving Credit Agreement, dated as December 29, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile US, Inc., a Delaware corporation, the Borrower, the lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT E-1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

T-MOBILE USA, INC.

By:
Name:
Title:

EXHIBIT E-2

Schedule A to Revolving Credit Note

LOANS, CONTINUATIONS AND REPAYMENTS OF LOANS

Date	Amount of Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT E-3

EXHIBIT F-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Unsecured Revolving Credit Agreement dated as of December 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile US, Inc., a Delaware corporation, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), Deutsche Telekom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, as the initial Lender, the other Lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished to and maintained with the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20

EXHIBIT F-1

EXHIBIT F-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Unsecured Revolving Credit Agreement dated as of December 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile US, Inc., a Delaware corporation, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), Deutsche Telekom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, as the initial Lender, the other Lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed IRS Form W-8IMY accompanied by one of the following from each of its partners/members claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished to and maintained with the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20

EXHIBIT F-2

EXHIBIT F-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Unsecured Revolving Credit Agreement dated as of December 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile US, Inc., a Delaware corporation, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), Deutsche Telekom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, as the initial Lender, the other Lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender, the Administrative Agent and the Borrower with a duly completed and executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, the Administrative Agent and the Borrower in writing and (2) the undersigned shall have at all times furnished to and maintained with such Lender, the Administrative Agent and the Borrower a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20

EXHIBIT F-3

EXHIBIT F-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Unsecured Revolving Credit Agreement dated as of December 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile US, Inc., a Delaware corporation, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), Deutsche Telekom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, as the initial Lender, the other Lenders party thereto from time to time, and Deutsche Telekom AG, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender, the Administrative Agent and the Borrower with a duly completed and executed IRS Form W-8IMY accompanied by one of the following from each of its partners/members claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, the Administrative Agent and the Borrower in writing and (2) the undersigned shall have at all times furnished to and maintained with such Lender, the Administrative Agent and the Borrower a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20

EXHIBIT F-4

EXHIBIT G

FORM OF

SECRETARY’S CERTIFICATE

T-Mobile US, Inc.

T-Mobile USA, Inc.

and

Each of the Subsidiary Guarantors Listed on Schedule I Hereto

December 29, 2016

The undersigned, each in his official capacity on behalf of the Companies (as defined below) written above his name on the signature pages hereto and not in his individual capacity, certifies that he is a duly authorized officer or Authorized Person (as defined in the resolutions duly adopted by the Board of Directors, Board of Managers, Member(s), or Partner(s), as applicable, (i) in the case of T-Mobile US, Inc., a Delaware corporation (“Parent”), on December 29, 2016, (ii) in the case of T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”), on December 29, 2016, or (iii) in the case of the Subsidiary Guarantors (as defined below), on December 29, 2016) of (a) Parent, (b), T-Mobile, or (c) one or more of the entities listed on Schedule I hereto (the “Subsidiary Guarantors”; and collectively with Parent and T-Mobile, the “Companies” and each, a “Company”), and as such, has access to the corporate records of the Companies and is familiar with and duly authorized to certify the matters herein certified.

Reference is made to (i) the Secured Revolving Credit Agreement, dated as of the date hereof (the “Secured Revolving Credit Agreement”), by and among Parent, T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and Deutsche Telekom AG (“DT”), as administrative agent and collateral agent, and (ii) the Unsecured Revolving Credit Agreement, dated as of the date hereof (the “Unsecured Revolving Credit Agreement” and together with the Secured Revolving Credit Agreement, the “Credit Agreements” and each, a “Credit Agreement”), by and among Parent, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders, and DT, as administrative agent. Capitalized terms used herein without definition shall have the meanings given such terms in the applicable Credit Agreement.

The undersigned further certifies, solely in his capacity as Executive Vice President, General Counsel, and Secretary of the Companies and not in his individual capacity or as an attorney, that:

1. Attached hereto as Exhibit A is a true, complete, and correct copy of the Certificate of Incorporation, Certificate of Formation, Certificate of Limited Partnership, or Certificate of Organization, as applicable (each a “Charter”), of each Company as in effect as of the date hereof, and no pending amendment to any such Charter has been approved by the directors, stockholders, managers, members, or general or limited partners, as applicable, of any Company.

2. Attached hereto as Exhibit B is a certificate of good standing of each Company, as certified by the Secretary of State of the State of Delaware as of the date given on such certificate.

[Signature Page Follows]

EXHIBIT G-1

IN WITNESS WHEREOF, I have signed this certificate, in my capacity as Executive Vice President, General Counsel, and Secretary of the Companies listed above my name below and not in my individual capacity as of December 29, 2016.

T-MOBILE USA, INC.

By:
	Name:	David A. Miller
	Title:	Executive Vice President, General Counsel, and Secretary

I, Peter A. Ewens, Executive Vice President, Corporate Strategy of each of the Companies listed above on this page, do hereby certify that David A. Miller is on the date hereof a duly elected or appointed, qualified and acting Executive Vice President, General Counsel, and Secretary of each of the Companies set forth above on this page and that the signature set forth above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this day of December 29, 2016.

By:
	Name:	Peter A. Ewens
	Title:	Executive Vice President, Corporate Strategy

EXHIBIT G-2

IN WITNESS WHEREOF, I have hereunto signed my name, solely in my capacity as Executive Vice President, General Counsel, and Secretary of each Company, or of the general partner of such Company, listed above my name below and not in my individual capacity or as an attorney, as of the date first written above.

T-MOBILE US, INC.
T-MOBILE USA, INC.
IBSV LLC
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEW YORK, LLC
METROPCS TEXAS, LLC
METROPCS NEVADA, LLC
METROPCS PENNSYLVANIA, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LEASING LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION
VOICESTREAM PITTSBURGH GENERAL PARTNER, INC.
VOICESTREAM PITTSBURGH, L.P.

By:
Name:	David A. Miller
Title:	Executive Vice President, General Counsel, and Secretary

EXHIBIT G-3

I, Marc D. Rome, Vice President and Assistant Secretary of each of T-Mobile and Parent, and Authorized Person of the Subsidiary Guarantors listed on Schedule I hereto, do hereby certify that David A. Miller is the duly elected, qualified, and acting Executive Vice President, General Counsel, and Secretary of each Company set forth above, and that the signature set forth above is his true and genuine signature.

By:
Name:	Marc D. Rome
Title:	Vice President, Legal Affairs, Governance & Securities and Assistant Secretary of each of T-Mobile and Parent, and Authorized Person of each of the Subsidiary Guarantors listed on Schedule I hereto

EXHIBIT G-4

SCHEDULE I

SUBSIDIARY GUARANTORS

Entity	Jurisdiction of Organization
IBSV LLC	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, LLC	Delaware
MetroPCS Networks California, LLC	Delaware
MetroPCS Networks Florida, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Texas, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
Powertel Memphis Licenses, Inc.	Delaware
Powertel/Memphis, Inc.	Delaware
SunCom Wireless Holdings, Inc.	Delaware
SunCom Wireless Investment Company LLC	Delaware
SunCom Wireless License Company, LLC	Delaware
SunCom Wireless Management Company, Inc.	Delaware
SunCom Wireless Operating Company, L.L.C.	Delaware
SunCom Wireless Property Company, L.L.C.	Delaware
SunCom Wireless, Inc.	Delaware
T-Mobile Central LLC	Delaware
T-Mobile Financial LLC	Delaware
T-Mobile Leasing LLC	Delaware
T-Mobile License LLC	Delaware
T-Mobile Northeast LLC	Delaware
T-Mobile PCS Holdings LLC	Delaware
T-Mobile Puerto Rico Holdings LLC	Delaware
T-Mobile Puerto Rico LLC	Delaware
T-Mobile Resources Corporation	Delaware
T-Mobile South LLC	Delaware
T-Mobile Subsidiary IV Corporation	Delaware
T-Mobile West LLC	Delaware
Triton PCS Finance Company, Inc.	Delaware
Triton PCS Holdings Company L.L.C.	Delaware
Voicestream PCS I Iowa Corporation	Delaware
Voicestream Pittsburgh General Partner, Inc.	Delaware
Voicestream Pittsburgh, L.P.	Delaware

EXHIBIT G-5

EXHIBIT A-1

T-MOBILE US, INC.

EXHIBIT G-6

EXHIBIT A-2

T-MOBILE USA, INC.

EXHIBIT G-7

EXHIBIT A-3

SUBSIDIARY GUARANTORS

EXHIBIT G-8

EXHIBIT B-1

T-MOBILE US, INC.

EXHIBIT G-9

EXHIBIT B-2

T-MOBILE USA, INC.

EXHIBIT G-10

EXHIBIT B-4

SUBSIDIARY GUARANTORS

EXHIBIT G-11

EXHIBIT H

Form of Drawdown Request

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

United States of America

To:	Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn
Germany
Attn.: [●]
Fax: [●]
E-mail: [●]

[DATE]

Ladies and Gentlemen:

1. Reference is made to that certain Unsecured Revolving Credit Agreement dated as of December 29, 2016 among Deutsche Telekom AG, in your capacity as initial Lender, the other Lenders party thereto from time to time, Deutsche Telekom AG, in your capacity as Administrative Agent, T-Mobile US, Inc., a Delaware corporation, and us, as Borrower, relating to the unsecured revolving loans to be made to us from time to time (the “Unsecured Credit Agreement”). Capitalized terms used but not defined in this notice (the “Drawdown Request”) shall have the meanings ascribed to them in the Unsecured Credit Agreement.

2. Pursuant to Section 3.2 of the Unsecured Credit Agreement, we hereby request the following drawdown (the “Loan”) under the Revolving Commitments:

(i)	Aggregate amount of Loan: $ [INSERT PRINCIPAL AMOUNT1]

(ii)	Borrowing Date: [INSERT BORROWING DATE]

(iii)	Length of initial Interest Period: [One (1) Week] / [One (1) Month] / [Three (3) Months] / [Six (6) Months]

3. We hereby:

(i) certify that the representations and warranties in Sections 5.1, 5.3, 5.4, 5.5, and 5.20 of the Credit Agreement are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the date hereof, except in the case of any representation expressly stated to relate to a specific earlier date, in which case such representation is true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date; and; and

(ii) confirm that (A) as of the date hereof, no Event of Default has occurred and is continuing and (B) as of the Borrowing Date, no Default described in Sections 9.1(a), 9.1(b)(i), 9.1(f), or 9.1(g) and no Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit hereby requested to be made on such date.

[1]	Subject to a minimum of $25,000,000 and multiples of $1,000,000 in excess thereof.

EXHIBIT H-1

4. Payment of the amount set forth in paragraph 2 above is required to be made by or on your behalf no later than 12:00 p.m. (New York City time) on the Borrowing Date by wire transfer of immediately available funds to the following account

[WIRE TRANSFER INFORMATION].

5. This Drawdown Request is being delivered to you at both the fax number and e-mail address set forth above.

Sincerely,

T-Mobile USA, Inc.

By:
Name:
Title:[2]

[2]	To be executed by a Financial Officer (i.e., the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller).

EXHIBIT H-2

EXHIBIT I

Form of Continuation Request

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

United States of America

To:	Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn
Germany
Attn.: [●]
Fax: [●]
E-mail: [●]

[DATE]

Ladies and Gentlemen:

1. Reference is made to that certain unsecured credit agreement dated as of December 29, 2016 among Deutsche Telekom AG, in your capacity as initial Lender, the other Lenders party thereto from time to time, Deutsche Telekom AG, in your capacity as Administrative Agent, T-Mobile US, Inc., as Parent, and us, as Borrower, relating to the unsecured revolving credit loans to be made to us from time to time (the “Unsecured Credit Agreement”). Capitalized terms used but not defined in this notice (the “Continuation Request”) shall have the meanings ascribed to them in the Unsecured Credit Agreement.

2. Pursuant to Section 4.3(b) of the Unsecured Credit Agreement, we hereby request a continuation of the following Loan (the “Loan”) under the Revolving Commitments:

(i)	Aggregate amount of Loan: $ [INSERT PRINCIPAL AMOUNT]

(ii)	Original Borrowing Date: [INSERT ORIGINAL BORROWING DATE]

(iii)	Length of current Interest Period: [One (1) Week] / [One (1) Month] / [Three (3) Months] / [Six (6) Months]

(iv)	Last day of current Interest Period: [INSERT DATE]

The length of the next Interest Period to be applicable to the Loan shall be [one (1) week] / [one (1) month] / [three (3) months] / [six (6) months] and shall expire on [                    ].

3. We hereby confirm that (A) as of the date hereof, no Event of Default has occurred and is continuing and (B) as of the Continuation Date, no Event of Default shall have occurred and be continuing.

4. This Continuation Request is being delivered to you at both the fax number and e-mail address set forth above.

EXHIBIT I-1

Sincerely,

T-Mobile USA, Inc.

By:
Name:
Title:[1]

[1]	To be executed by a Financial Officer (i.e., the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller).

EXHIBIT I-2

EXHIBIT J

Form of Extension Request

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

United States of America

To:	Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn
Germany
Attn.: [●]
Fax: [●]
E-mail: [●]

[DATE]

Ladies and Gentlemen:

1. Reference is made to that certain unsecured credit agreement dated as of December 29, 2016 among Deutsche Telekom AG, in your capacity as initial Lender, the other Lenders party thereto from time to time, Deutsche Telekom AG, in your capacity as Administrative Agent, T-Mobile US, Inc., as Parent, and us, as Borrower, relating to the unsecured revolving credit loans to be made to us from time to time (the “Unsecured Credit Agreement”). Capitalized terms used but not defined in this notice (the “Extension Request”) shall have the meanings ascribed to them in the Unsecured Credit Agreement.

2. Pursuant to the definition of “Termination Date” in Section 1.1 of the Unsecured Credit Agreement, we hereby request an extension of the Termination Date of the Revolving Commitments for an additional increment of twelve (12) months following the currently scheduled Termination Date.

3. For all purposes under the Unsecured Credit Agreement, from the date hereof the Termination Date shall be [            ], 20[    ].

4. We hereby:

(i) certify that the representations and warranties in Section 5 of the Credit Agreement are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the date hereof and as of the date such extension becomes effective pursuant to paragraph 5 below, except in the case of any representation expressly stated to relate to a specific earlier date, in which case such representation is true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date; and

(ii) confirm that as of the date hereof, no Event of Default has occurred and is continuing.

EXHIBIT J-1

5. The Termination Date shall be automatically extended in accordance with the request set forth in paragraph 2 unless, within 10 calendar days of the date hereof, the Administrative Agent gives us written notice of its intent not to grant such extension.

6. This Extension Request is being delivered to you at both the fax number and e-mail address set forth above.

Sincerely,

T-Mobile USA, Inc.

By:
Name:
Title:[1]

[1]	To be executed by a Financial Officer (i.e., the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller).

EXHIBIT J-2

Exhibit K

Form of Specified Change of Control Notice

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn

Germany

To:	T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
United States of America
Attn.: [●]
Fax: [●]
E-mail: [●]

[DATE]

Ladies and Gentlemen:

1. Reference is made to that certain unsecured credit agreement dated as of December 29, 2016 among Deutsche Telekom AG, in its capacity as initial Lender, the other Lenders party thereto from time to time, Deutsche Telekom AG, in its capacity as Administrative Agent, T-Mobile US, Inc. and T-Mobile USA, Inc., as Borrower, relating to the unsecured revolving credit loans to be made from time to time thereunder (the “Unsecured Credit Agreement”). Capitalized terms used but not defined in this notice shall have the meanings ascribed to them in the Unsecured Credit Agreement.

2. This notice is a Specified Change of Control Notice pursuant to Section 2.1(a) of the Unsecured Credit Agreement.

3. We hereby notify you that a Specified Change of Control will occur on [INSERT DATE] (which date shall be the Specified Change of Control Date for the purposes of Section 2 (and the other applicable provisions) of the Unsecured Credit Agreement).

4. This Specified Change of Control Notice is being delivered to you at both the fax number and e-mail address set forth above.

Sincerely,

Deutsche Telekom AG

By:
Name:
Title:

Exhibit L

Form of Election Notice

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

United States of America

To:	Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn
Germany
Attn.: [●]
Fax: [●]
E-mail: [●]

[DATE]

Ladies and Gentlemen:

1. Reference is made to that certain unsecured credit agreement dated as of December 29, 2016 among Deutsche Telekom AG, in your capacity as initial Lender, the other Lenders party thereto from time to time, Deutsche Telekom AG, in your capacity as Administrative Agent, T-Mobile US, Inc. and us, as Borrower, relating to the unsecured revolving credit loans to be made to us from time to time (the “Unsecured Credit Agreement”). Capitalized terms used but not defined in this notice shall have the meanings ascribed to them in the Unsecured Credit Agreement.

2. This notice is an Election Notice pursuant to Section 2.1(b) of the Unsecured Credit Agreement [and a drawdown request pursuant to Section 3.2 of the Unsecured Credit Agreement]1.

3. Pursuant to a Specified Change of Control Notice dated [INSERT DATE], you have notified us that the Specified Change of Control Date is [INSERT DATE].

4. We hereby make the following election which will be effective as of the Specified Change of Control Date:2

☐	RCF Termination Election.

☐	Senior Notes Election. The amount of Notes to be issued by Company and purchased by DT shall be $[ ][3] (the “Senior Notes Election Amount”).

[1]	To be included if TMUS wishes to draw down additional funds prior to the Specified Change of Control Date.
[2]	TMUS to check applicable box and insert the amount of senior notes it wishes to issue.
[3]	The Senior Notes Election Amount cannot exceed the principal amount of Loans outstanding immediately prior to the Specified Change of Control Date and, when taken together with the Senior Notes Election Amount (as defined in the Secured Credit Agreement), cannot exceed $2.5 billion minus the TLB Conversion Amount (as defined in the Secured Credit Agreement).

5. [Pursuant to Section 3.2 of the Unsecured Credit Agreement, we hereby request the following drawdown (the “Loan”) under the Revolving Commitments:

(i) Aggregate amount of Loan: $ [INSERT PRINCIPAL AMOUNT]

(ii) Borrowing Date: [INSERT BORROWING DATE]

(iii) Length of initial Interest Period: [One (1) Week] / [One (1) Month] / [Three (3) Months] / [Six (6) Months]

6. We hereby:

(i) certify that the representations and warranties in Sections 5.1, 5.3, 5.4, 5.5 and 5.20 of the Unsecured Credit Agreement are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the date hereof, except in the case of any representation expressly stated to relate to a specific earlier date, in which case such representation is true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date; and

(ii) confirm that (A) as of the date hereof, no Event of Default has occurred and is continuing and (B) as of the Borrowing Date, no Default pursuant to Sections 9.1(a), 9.1(b)(i), 9.1(f) or 9.1(g), and no Event of Default, shall have occurred and be continuing on such date or after giving effect to the extensions of credit hereby requested to be made on such date.

7. Payment of the amount set forth in paragraph 5 above is required to be made by or on your behalf no later than 12:00 p.m. (New York City time) on the Borrowing Date by wire transfer of immediately available funds to the following account:

[WIRE TRANSFER INFORMATION].]

8. This Election Notice is being delivered to you at both the fax number and e-mail address set forth above.

Sincerely,

T-Mobile USA, Inc.

By:
Name:
Title: